Exhibit 10.1

TRANSACTION AGREEMENT

by and between

STANLEY BLACK & DECKER, INC.,

as the US Seller,

STANLEY BLACK & DECKER CANADA CORPORATION,

as the Canadian Seller,

STANLEY BLACK & DECKER MEA FZE, BLACK & DECKER ASIA PACIFIC PTE. LTD., STANLEY BLACK & DECKER INDIA PRIVATE LIMITED, and STANLEY BLACK & DECKER SECURITY SOLUTIONS, S. A. DE C.V.,

as the Non-US Sellers,

STANLEY ACCESS TECHNOLOGIES LLC,

as the Company

and

ALLEGION US HOLDING COMPANY INC.,

as the Buyer

Dated as of April 22, 2022

i

(Continued)

(Continued)

(Continued)

Exhibit A	-	Form of Transition Services Agreement
Exhibit B-1	-	Form of Assignment Agreement
Exhibit B-2	-	Form of Canadian Assignment Agreement
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Form of Termination Agreement
Exhibit E	-	Form of IP Assignment Agreement
Exhibit F-1	-	Form of Buyer Parent Initial Press Release
Exhibit F-2	-	Form of US Seller Initial Press Release
Exhibit G	-	Form of Trademark License Agreement

Exhibit 10.1

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT, dated as of April 22, 2022 (this “Agreement”), by and among Stanley Black & Decker, Inc., a Connecticut corporation (the “US Seller”), Stanley Black & Decker Canada Corporation, an unlimited liability company incorporated under the laws of the province of Nova Scotia (the “Canadian Seller”), the Non-US Sellers (together with the US Seller, the Asset Sellers and the Canadian Seller, the “Sellers”), Stanley Access Technologies LLC, a Delaware limited liability company (the “Company”) and Allegion US Holding Company Inc., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, the Sellers and their Affiliates (including the Company) are engaged in the Business;

WHEREAS, US Seller owns beneficially and of record 100% of the issued and outstanding limited liability company membership interests (the “Interests”) of the Company and the US Seller and the other Asset Sellers own or have the right to use certain other assets primarily used in the operation of the Business in the United States;

WHEREAS, the Non-US Sellers and the Canadian Seller own or have the right to use the assets primarily used in the operation of the Business outside of the United States;

WHEREAS, in connection with the transactions contemplated hereby, the parties and certain of their Affiliates shall enter into a Transition Services Agreement to facilitate the sale and transition of the Business to the Buyer; and

WHEREAS, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers and their Affiliates, the Interests and the Purchased Assets.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Accrued Standalone Income Taxes” means an amount (which shall not be less than zero in any jurisdiction) equal to the aggregate accrued but unpaid Income Tax liabilities of the Company for any Pre-Closing Tax Period for which, as of 11:59 p.m. (New York time) on the day before the Closing Date, a final Tax Return has not been filed, determined by (a) by taking into account any items of loss or deduction arising from any Transaction Expense and assuming that such losses and deductions are allocable to the Pre-Closing Tax Period as long as such deductions are “more likely than not” deductible in a Pre-Closing Tax Period under applicable

Law and have the effect of reducing (not below zero) a particular Tax liability to which such Tax deductions are relevant, (b) by excluding any liabilities for accruals or reserves established or required to be established for contingent Income Taxes or with respect to uncertain Income Tax positions, (c) by excluding any Income Taxes for which the Company is liable solely as a result of being a member of a consolidated, combined, unitary or other tax group that includes any Seller or any of its Affiliates, (d) by excluding any Income Taxes attributable to any action taken by Buyer or any of its Affiliates (including the Company) after the Closing on the Closing Date outside the ordinary course of business or in violation of Section 6.9(b), (e) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company, except as required by applicable Law, (f) by excluding any deferred Income Tax assets and liabilities, (g) by taking into account any estimated Income Tax payments and overpayments of Income Taxes with respect to any Pre-Closing Tax Period as reductions in the amount of unpaid Income Tax liabilities, but only to the extent that such payments have the effect of reducing (not below zero) the particular unpaid Tax liabilities in respect of which such payments were made, (h) by including in taxable income all adjustments made pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) and any prepaid amounts that have not previously been included in income by the Company, (i) by including, for the avoidance of doubt, any liabilities resulting from the Transactions, and (j) in the case of a Straddle Period, in accordance with Section 6.9(g).

“Action” means any claim, action, suit, arbitration, investigation, audit or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Transition Services Agreement, the Termination Agreement, the Assignment and Assumption Agreement, the Assignment Agreement, the Canadian Assignment Agreement, the Foreign Assignment Agreements, the IP Assignment Agreement, the Trademark License Agreement, the officer’s certificates referred to in Section 8.2(c) (the “Buyer Closing Certificate”) and Section 8.3(d) (the “US Seller Closing Certificate”), and any other agreement or certificate delivered in connection with this Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the rules and regulations promulgated thereunder, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anti-Spam Laws” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) (“CASL”) and other Laws that regulate the same or similar subject matter.

“Assignment Agreement” means an assignment and bill of sale agreement between Buyer and the applicable Asset Sellers in the form attached hereto as Exhibit B-1 with respect to the Purchased Assets.

“Assignment and Assumption Agreement” means an assignment and assumption agreement between Buyer and the applicable Asset Sellers in the form attached hereto as Exhibit C.

“Bulk Sales Laws” means section 187 of the Provincial Sales Tax Act (British Columbia), subsection 6(3) the Retail Sales Tax Act (Ontario), section 51 of the Revenue and Financial Services Act (Saskatchewan), section 45 of the Tax Administration and Miscellaneous Taxes Act (Manitoba) and any equivalent or corresponding provisions under any other applicable Laws of any Canadian province or territory before the Closing Date.

“Business” means (a) the business and operations of the Company as of the date hereof, (b) the assets and liabilities of the Non-US Sellers set forth on Schedule 2.2, and (c) the US Seller’s and all of its Affiliates’ (including without limitation the Canadian Seller’s) business of manufacturing, marketing, selling, installing or servicing automatic doors in Canada and the United States, in each case, excluding the Excluded Business and the Overhead and Shared Services.

“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by or on behalf of the Company, or by or on behalf of the Sellers or their Affiliates in connection with the Business, through any of the Business Systems.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed or otherwise unable to be open in New York, New York.

“Business Employee” means (a) each Company Employee, (b) any individual employed by a Seller or any of its Affiliates as of the date of this Agreement (other than the Company) and who provides services primarily to the Business, or (c) any individual hired by a Seller or any of its Affiliates on or after the date of this Agreement, in accordance with the terms of this Agreement, to provide services primarily to the Business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company, Sellers or their Affiliates, in connection with the conduct of the Business.

“Buyer Parent” means Allegion plc, an Irish public limited company.

“Canadian Assignment Agreement” means an assignment and bill of sale agreement between the Buyer or any Affiliate of Buyer and the Canadian Seller in the form attached hereto as Exhibit B-2 with respect to the Canadian Seller’s interests in the Purchased Assets.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136 116th Cong.) (March 27, 2020) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Cash” means the cash, cash equivalents and freely tradeable securities (to the extent convertible to cash within 90 days) of the Company or included in the Canadian Bank Account, including all outstanding security, customer or other deposits (including deposits in transit), determined net of all outstanding checks, wires, and drafts, excluding cash of the Company that is being used as collateral with respect to letters of credit or insurance policies of the Company and that is not freely accessible to the Company because it is subject to restrictions or limitations on use or distribution by law or contract. For the avoidance of doubt, any payments (including dividends or sweeps of Cash) between 12:01 a.m. on the Closing Date and Closing which are not captured as a deduction to Purchase Price shall be excluded from Cash.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company.

“Contract” means, with respect to any Person, any contract, agreement, commitment, arrangement or understanding, whether written or oral and whether express or implied to which such Person is a party or is otherwise bound or to which its assets or properties are subject.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Copyrights” means any and all works of authorship (whether or not copyrightable), copyrights, including those for Software and computer algorithms, and renewals of and registrations and applications to register any of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof.

“Customary Agreement” means any agreement with customers, vendors, lenders, lessors or the like, in each case, entered into in the ordinary course of business and the primary subject of which does not relate to Taxes.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any personal information protected under applicable laws, rules, or regulations or otherwise relating to privacy, security, security breach notification requirements, or consumer protection, and applicable to the Company, to the conduct of the Business, or to any of the Business Systems or any Business Data: (i) the Company’s own rules, policies, and procedures; (ii) all applicable Laws; (iii) industry standards to which the Company is bound or otherwise purports to adhere to (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) applicable provisions of Contracts into which the Company has entered or by which it is otherwise bound.

“Debt Commitment Letter” means the commitment letter dated as of April 22, 2022, among Goldman Sachs Bank USA and Buyer Parent, as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.

“Debt Fee Letter” means any fee letter executed in connection with the Debt Commitment Letter, as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter and the Debt Fee Letter(s).

“Employee Representative” means any union, works council, other employee representative body or employee representative of any Business Employee.

“Encumbrance” means any charge, claim, mortgage, lien, license, hypothec, easement, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws).

“Equipment” means computers (including personal computers, tablets and cellular phones), copiers, application servers, network infrastructure (including the switches, routers, wireless access, racks, voice network infrastructure equipment, handsets, telephones, voice mail system, phone systems, volume and multifunction printers and other information technology equipment used in the Business) and other hardware, furniture, fixtures, machinery, vehicles and telecommunications, manufacturing and other equipment and other interests in tangible personal property, excluding in all cases any Intellectual Property covering, embodied in or connected to any of the foregoing.

“ERISA Affiliate” means any Person that together with the Company or the Business, at any relevant time would be treated as a single employer under Section 414 of the Code.

“Estimated Purchase Price” means (i) $900,000,000, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses.

“ETA” means the excise Tax Act (Canada), as amended through the date hereof.

“Excluded Business” means the Sellers’ (i) electronic security solutions business consisting of the installation, monitoring and integration of access control, video surveillance, intrusion detection, fire detection and related personal safety solutions, data analytics and eServices, and (ii) healthcare solutions business consisting of the design, development, manufacture, distribution and sale of senior and infant care technology including asset and patient management products that utilize real-time location systems, fall management sensors, communication systems, and related software and technologies, in each case, as currently conducted by Sellers.

“Excluded Seller Employee” means each current and former employee of a Seller or any of its Affiliates (including the Company) other than the Business Employees.

“Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by the Buyer or any of its Affiliates in connection with the Transactions, including the debt financing contemplated by the Debt Commitment Letter or any other debt financing the proceeds of which are intended to be used to finance the payment, in whole or in part, of the Purchase Price or any of the other amounts payable by the Buyer or any of its Affiliates under this Agreement or any of the Ancillary Agreements.

“Financing Documents” means the Debt Commitment Letter, any Debt Fee Letter, any commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement, indenture or any other agreement or document, in each case, entered into by any Financing Related Party, on the one hand, and the Buyer or any of its Affiliates, on the other, in connection with any Financing.

“Financing Related Parties” means the Persons (other than the Buyer or any of its Affiliates) party from time to time to the Debt Commitment Letter, including any such Persons becoming party thereto pursuant to any joinder documentation, and shall also include each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Financing, or has otherwise entered into any agreement with the Buyer or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Financing, the respective Affiliates of any of the foregoing and the respective partners, managers, members, trustees and Representatives of any of the foregoing or any such Affiliates.

“Former Business Employee” means any individual formerly employed by (a) a Seller or any of its Affiliates primarily in connection with the operation of the Business, as reasonably determined by such Seller, or (b) the Company.

“Fraud” means, with respect to a party, an intentional common law fraud in respect of the making by such party of any representation or warranty expressly set forth in Article III, Article IV or Article V of this Agreement, the US Seller Closing Certificate, the Buyer Closing Certificate or any bill of sale or assignment and assumption agreement delivered in connection with the Transaction, as applicable, with intent to deceive another party, or to induce that party to enter into this Agreement and requires (a) a false representation of material fact set forth in Article III, Article IV or Article V of this Agreement, the US Seller Closing Certificate, the Buyer Closing Certificate or any bill of sale or assignment and assumption agreement delivered in connection with the Transaction; (b) knowledge by the party making such representation that such representation is false; (c) an intention by such party to induce the other party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing such other party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such other party to suffer actual damage by reason of such reliance.

“Fundamental Representations” means the representations and warranties of the Sellers in Sections 3.1, 3.2, 3.4, 3.5, 4.1, 4.2, 4.4 and 4.20.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States, national, federal, provincial, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (public or private).

“GST/HST” means the goods and services tax and harmonized sales tax imposed under Part IX of the ETA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax imposed on or measured by reference (in whole or in part) to overall gross or net income, profits, receipts, capital gains, and similar Taxes, including any interest, penalty, or addition thereto.

“Indebtedness” means, as at a specified date, without duplication, (i) the principal amount, plus any related accrued or unpaid interest, fees and prepayment premiums or penalties (including early termination fees), of (a) indebtedness for borrowed money of the Company or the Business and (b) indebtedness of the Company or the Business evidenced by any note, bond, debenture or other debt or security, (ii) the amount of all declared but unpaid, dividends to shareholders of the Company or other distributions due to Sellers or their Affiliates, (iii) any obligations of the Company or the Business (to the extent an Assumed Liability) under conditional sale, title retention or similar Contracts (including any Assumed Contract) creating an obligation with respect to the deferred and unpaid purchase price of assets, property, securities, services or other assets (including any Tax gross-up payments, seller notes, post-closing true-up obligations, “earn-out,” milestone payment, contingent purchase price payment), whether contingent or otherwise, (iv) any obligations of the Company or the Business (to the extent primarily arising from the conduct of the Business) under leases classified as capital or finance as determined in accordance with GAAP, including any capital or finance lease obligations classified as such in the Financial Statements, (v) any net obligations of the Company or the Business (to the extent an Assumed Liability) in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures Contract, forward Contract, option or other derivative instruments or arrangements, (vi) any unpaid severance obligations and long-term deferred compensation of the Company or the Business payable to Business Employees or Former Business Employees to the extent such severance is a liability of the Company or an Assumed Liability and to the extent such obligation was incurred on or prior to the Closing and not as a result of actions taken after the Closing (including the employer portion of any payroll, social security, unemployment or similar Taxes or amounts imposed on such amounts, computed as though all such payments were payable at the Closing), (vii) all obligations under any letters of credit, performance bonds or similar obligations (but only to the extent drawn) of the Company or the Business, (viii) any payroll taxes of the Company deferred pursuant to the CARES Act, (ix) any Accrued Standalone Income Taxes, (x) guarantees, directly or indirectly, with respect to any indebtedness of any other Person of any type described in clauses (i) through (ix), (xi) any unfunded postretirement benefits and any unfunded or underfunded defined benefit pension obligations owed to any Business Employee or that Buyer will otherwise be required to replicate for any Business Employee (whether pursuant to this Agreement or an applicable Collective Bargaining Agreement) and (xii) any withdrawal liability (whether or not assessed) with respect to a Multiemployer Plan arising out of or related to a withdrawal event occurring on or prior to the Closing Date. Notwithstanding the foregoing, “Indebtedness” does not include: (A) any operating lease obligations in the Financial Statements (B) trade payables and accrued expenses arising in the ordinary course of business included in Net Working Capital; (C) Excluded Liabilities or (D) commitments for capital expenditures.

“Intellectual Property” means all intellectual property and proprietary rights of any kind arising under the Laws of the United States or any other jurisdiction, including with respect to the following: (i) Marks; (ii) Patents and Designs; (iii) Copyrights; (iv) domain names and websites; (v) rights in Software; (vi) moral rights; and (vii) Trade Secrets.

“IP Assignment Agreement” means the Intellectual Property assignment agreement to be entered into as of the Closing Date by and among the Sellers and the Buyer or one or more of its Affiliates in substantially the form attached hereto as Exhibit E.

“Knowledge of the Company” means the actual knowledge of the Persons listed in Schedule 1.1(a) (after reasonable inquiry of applicable direct reports of such person) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any foreign, federal, state, provincial or local statute, law, act, ordinance, regulation, rule, code, injunction, judgment, ruling, award, writ, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or the Sellers primarily for the operations of the Business, together with all buildings and other structures, fixtures, facilities or improvements currently or as of the Closing Date located thereon.

“Marks” means trade names, trademarks, logos, service marks, trade dress and other indicia of source, registrations and applications to register any of the foregoing, and all reissues, extensions and renewals of any of the foregoing, including all goodwill associated therewith.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) has prevented, materially delayed or materially impeded, or would reasonably be expected to prevent, materially delay or materially impede the performance by the Company, the US Seller or the Canadian Seller of their obligations under this Agreement or the consummation of the Transactions; or (ii) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, other than any event, change, occurrence or effect arising out of or resulting from (A) general changes or developments in the industry in which the Business operates, (B) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (C) natural disasters or calamities, (D) changes in any applicable Law or GAAP, or principles or interpretations thereof, (E) any failure by the Business to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause of such failure), (F) the announcement, pendency or consummation of this Agreement, the Ancillary Agreements and the Transactions, including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business, (G) any action taken by a Seller or the Business, or which a Seller causes to be taken by the Business, in each case that is expressly required by this Agreement or the Ancillary Agreements, and (H) any actions taken (or omitted to be taken) at the request, of the Buyer except, in the cases of the foregoing clauses (A), (B), (C), or (D), to the extent such facts, conditions, circumstances, occurrences, effects, changes, events or developments have a materially disproportionate adverse effect on the Business, taken as a whole, relative to other participants in the industry in which the Business operates.

“Net Working Capital” means an amount (which may be positive or negative) equal to the current assets of the Business minus the current liabilities of the Business, in each case current assets and current liabilities included in the line items set forth in the example calculation in Schedule 2.8, and calculated in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, Net Working Capital shall exclude Cash, Indebtedness, assets or contra liabilities relating to Indebtedness (such as unamortized issuance costs), Transaction Expenses, Income Tax assets and liabilities, deferred Tax liabilities, and deferred Tax assets.

“Non-US Sellers” means the entities listed on Schedule 1.1(b).

“Non-US Transferred Business Employee” means any Transferred Business Employee who is not a U.S. Transferred Business Employee.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Overhead and Shared Services” means ancillary corporate or shared services provided to or in support of the Business that are general corporate or other overhead services or provided to both the Business and other businesses of Sellers and their Subsidiaries, including access to hardware and software related to research and development services and other general corporate or overhead functions, travel and entertainment services, corporate credit card services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and software services, fleet services, energy/utilities services, services with respect to select commodity and raw materials arrangements, procurement, sales and marketing services, treasury and cash processing services, legal and risk management (including insurance) services (including workers’ compensation), business development services, executive office expense, public relations, legal services management, payroll services, payment services, information technology and telecommunications services, consolidation and technical accounting, tax planning, compliance and audit services, accounting and internal audit services, Sarbanes-Oxley compliance and audit services, asset protection services, pricing center of excellence services, project management office services, corporate marketing services, organizational development services, employee benefits services, certain non-U.S. credit, billing, collections and accounts receivable, accounts payable services, outsource agency services, freight, logistics and expediter services, real estate management (procurement, disposition related), corporate property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases.

“Owned Real Property” means the real property owned by the Company or the Sellers and used primarily in the operation of the Business, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or the Business relating to the foregoing.

“Patents and Designs” means issued patents and patent applications, industrial design applications and registrations, and rights in respect of utility models and industrial designs, patent disclosures, inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities which are not violated by the current use or occupancy of such real property or the operation of the Business thereon, (iv) liens granted to any lender at the Closing in connection with any financing by the Buyer of the Transactions or otherwise created by the Buyer or its Affiliates, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other like Encumbrances that do not materially interfere with the present use of the assets of the Business (including any real property) (vii) non-exclusive licenses of, or non-exclusive covenants not to sue or assert with respect to Intellectual Property, in each case granted in the ordinary course of business, (viii) Encumbrances incurred in the ordinary course of business that secure obligations (or related to assets having a fair market value) not exceeding $100,000 individually or $250,000 in the aggregate not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (ix) Encumbrances arising under this Agreement or any Ancillary Agreement; (x) Encumbrances arising under original purchase price conditional sales contracts securing (and only securing) all or part of the purchase price owed to the seller in respect of the relevant property acquired by the buyer in the ordinary course of business (other than as a result of any performance, default or breach of law) and equipment leases with third parties entered into in the ordinary course of business; and (xi) Encumbrances disclosed on or reflected in the Financial Statements.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor or predecessor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“PST” means any provincial or retail sales tax imposed under any provincial Tax statute in Canada, including the Provincial Sales Tax Act (British Columbia).

“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation, or such measures, are in place currently or adopted or modified hereafter.

“Purchase Price” means the Estimated Purchase Price, as finally adjusted pursuant to Section 2.9.

“QST” means the Quebec sales tax imposed under the QSTA.

“QSTA” means a Law respecting the Quebec sales tax, as amended through the date hereof.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or

U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in or a national of any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea region and so-called Donetsk People’s Republic, and Luhansk People’s Republic of Ukraine) (each, a “Sanctioned Country”); or (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) or (ii).

“Seller Benefit Plan” means each Benefit Plan that is not a Transferred Benefit Plan.

“Seller Deferred Compensation Plan” means the Stanley Black and Decker Supplemental Retirement Account Plan, as amended from time to time.

“Seller Marks” means the names “Stanley”, “Black” & “Decker” and all logos containing the foregoing together with all goodwill associated with any of the foregoing.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the US Seller or the Canadian Seller of their obligations under this Agreement or the consummation of the Transactions.

“Seller Policies” means all material insurance policies owned by the Sellers or their Subsidiaries (other than the Company) relating to the Business.

“Software” means all computer software (in object code or source code format) and related documentation and materials.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, or (ii) whose board of directors or managers (or similar governing body) is controlled, by such first Person.

“Target Net Working Capital” means $36,500,000.

“Tax Act” means the Income Tax Act (Canada), as amended through the date hereof.

“Tax Contest” has the meaning set forth in Section 6.9(i).

“Taxes” means any taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Governmental Authority including without limitation, (i) any federal, state, local or non-U.S. income (including net and gross income), gross receipts, ad valorem, VAT, license, payroll, employment, windfall, net worth, excise, GST/HST, QST, PST, occupation, premium, environmental, production, severance, customs, duties, capital stock, franchise, profits, withholding or back-up withholding, social security (or similar), unemployment, disability, social security, Canada pension plan, Quebec pension plan, and any other provincial pension plan contributions and employment insurance contributions and employment insurance contributions, employer health tax premiums, workers’ compensation, real property, personal property, sales, retail, use, transfer, registration, value added, estimated, windfall profits, alternative, add-on minimum or other taxes, fees, imposts, levies, assessments, and other governmental charges of any kind whatsoever, including any interest, penalty, fee or addition thereto; and (ii) any liability in respect of any items described in clause (i) payable by reason of Contract (other than any Customary Agreement), assumption, transferee or successor liability, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law), or otherwise by operation of Law.

“Tax Returns” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document other than any Customary Agreement).

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Trademark License Agreement” means a transition trademark license agreement between Buyer Parent and US Seller in the form attached hereto as Exhibit G.

“Trade Secrets” means trade secrets, know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case, that derive independent economic value, actual or potential, from not being generally known to, or not readily ascertainable through proper means by, other Persons, but excluding any Copyrights or Patents and Designs that cover or protect any of the foregoing.

“Transaction Expenses” means, to the extent not paid as of as of immediately prior to the Closing (a) any legal, accounting, advisory, service provider or third party fees, costs and expenses (including banker, brokerage, commissions, and finders fees) incurred by or on behalf of the Company, whether accrued for or not in connection with the Transactions, (b) Sellers’ portion of Transfer Taxes pursuant to Section 6.9(a), (c) any costs or expenses incurred by the Company, the Sellers or the Sellers’ Affiliates in connection with the purchase of any director and officer insurance tail policy at or prior to the Closing in connection with the Transactions, (d) any change in control payments, transaction bonuses, discretionary bonuses, retention bonuses, severance payments, compensatory payments or similar amounts payable to any Business Employee or Former Business Employee in connection with the Closing (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, computed as though all such payments were payable at the Closing (even if such payments are actually paid following the Closing) and, for the avoidance of doubt, the transaction cash bonuses and retention cash payments set forth on the Schedule 4.11(g) of the Disclosure Letters, but excluding any double trigger severance or similar payments made at the direction or caused by actions of the Buyer or the Company after the Closing) and (e) any filings made under the Connecticut Transfer Act in connection with the Transactions pursuant to Section 6.18.

“Transactions” means the transaction contemplated by this Agreement and the Ancillary Agreements.

“Transferred Benefit Plan” means each Benefit Plan that (a) is sponsored, maintained or contributed to solely by the Company, (b) is exclusively for the benefit of one or more Business Employees (or any beneficiaries or dependents thereof), (c) the Buyer or any of its Affiliates has expressly agreed to assume pursuant to this Agreement, or (d) transfers to the Buyer automatically by operation of Law and, in each case, that is designated as a Transferred Benefit Plan in Schedule 4.11(a)(ii) of the Disclosure Letters.

“Transition Services Agreement” means the transition services agreement to be entered into as of the Closing Date by and between the Sellers and/or one or more of their Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit A.

“U.S. Transferred Business Employee” shall mean any Transferred Business Employee who is principally employed in the United States as of the Closing Date (or, if applicable, such later date that such employee commences employment with the Buyer or any of its Affiliates).

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquisition Engagement	10.19(a)
Agreement	Preamble
Allocation Certificate	6.9(f)
Applicable Accounting Principles	2.8
ASC 855	2.9(a)
Asset Sellers	2.2

Assumed Contract	2.2(a)
Assumed Liabilities	2.4
Balance Sheet Date	4.6(a)
Bank Accounts	4.23
Benefit Plan	4.11(a)
Business Permits	2.2(e)
Business Products	4.16(b)
Business Registered IP	4.15(a)
Buyer	Preamble
Buyer U.S. DC Plans	7.14
Call Center	6.17
Canadian Bank Account	2.2(b)
Canadian Seller	Preamble
Closing	2.7
Closing Cash	2.9(a)
Closing Date	2.7
Closing Indebtedness	2.9(a)
Closing Net Working Capital	2.9(a)
Closing Transaction Expenses	2.9(a)
Closing Year Cash Incentives	7.15
Collective Bargaining Agreement	4.12(a)
Company	Preamble
Company Employee	7.1(a)
Confidentiality Agreement	6.4
Connecticut Transfer Act	6.18
CT DEEP	6.18
Customer Contracts	4.19(b)
Disclosure Letters	Article III
Environmental Laws	4.18(d)(i)
Environmental Permits	4.18(d)(ii)
ERISA	4.11(a)
Estimated Cash	2.8
Estimated Indebtedness	2.8
Estimated Net Working Capital	2.8
Estimated Transaction Expenses	2.8
Excluded Assets	2.3
Excluded Benefits	7.1(c)(ii)
Excluded Liabilities	2.5
Final Closing Statement	2.9(a)
Financial Statements	4.6(a)
Financing Failure Event	6.19(c)
Financing Related Action	10.21(a)
Gibson Dunn	10.19(a)
Hazardous Material	4.18(d)(iii)
Health Coverage	7.4
Independent Accounting Firm	2.9(c)

Inside Date	2.7
Insurance Policies	4.13
Interests	Recitals
Labor Obligations	7.12
Lease	4.14(b)
Licensed Seller Intellectual Property	6.16
LTD Employee	7.1(d)
Material Contracts	4.19(a)
Multiemployer Plan	4.11(d)
Net Adjustment Amount	2.9(f)(i)
Notice of Disagreement	2.9(b)
Occurrence-Based Policies	6.11(b)
Offer Employee	7.1(c)(i)
Owned Business IP	4.15(b)
PBGC	4.11(e)
Permits	4.8(b)
Pre-Consummation Warning Letter	6.5(h)
Preliminary Allocation Certificate	6.9(e)
Preliminary Closing Statement	2.8
Property Transfer Forms	6.18
Purchased Assets	2.2
Quarter End Blackout Period	2.7
Reimbursement Obligations	6.19(a)
Releasing Party	6.15
Restricted Assets	2.2
Restricted Business	6.12(a)
Restricted Period	6.12(a)
Seller Cafeteria Plan	7.18
Seller Releasing Party	6.15(b)
Seller U.S. DC Plans	7.14
Sellers	Preamble
Solvent	5.5
Supplier Contracts	4.19(b)
Surety Arrangements	6.7
Tax Contests	6.9(i)
Trade Controls	4.9
Transfer Taxes	6.9(a)
Transferred Business Employees	7.1(d)
Transferred IP	2.2(i)
US Seller	Preamble
WARN Act	7.9

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing and in consideration for the Purchase Price, the US Seller shall sell, assign, transfer, convey and deliver the Interests to the Buyer, free and clear of any Encumbrances (other than restrictions under applicable securities Laws) and the Buyer shall purchase the Interests from the US Seller.

Section 2.2 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Non-US Sellers shall (and US Seller shall cause the Non-US Sellers to) sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, and the Buyer shall purchase from the Non-US Sellers, all of the Non-US Sellers’ right, title and interest, in and to the assets, properties and rights specifically set forth on Schedule 2.2 in each case free and clear of any Encumbrances other than Permitted Encumbrances. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Canadian Seller and the US Seller shall, and shall cause their respective Affiliates (collectively, the Canadian Seller, the US Seller and their respective Affiliates (other than the Company), the “Asset Sellers”) to, sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer or its designated Affiliates, in each case free and clear of any Encumbrance other than Permitted Encumbrances, and the Buyer or its designated Affiliates shall purchase from the Asset Sellers all of the Asset Sellers’ right, title and interest in and to the assets, properties and rights primarily used or primarily held for use in connection with the Business as conducted by the Asset Sellers as of the Closing Date in the United States and Canada, other than the Excluded Assets (collectively, together with the assets, properties and rights specifically set forth on Schedule 2.2, the “Purchased Assets”) including all of the Asset Sellers’ right, title and interest in and to the following:

(a) all Contracts and agreements set forth on Schedule 2.2(a) (the “Assumed Contracts”), and all confidentiality agreements with or agreements containing obligations of prospective purchasers of the Business or the Company or any portion thereof, and, in each case, the interests, rights, claims and benefits pursuant thereto and associated therewith;

(b) (i) all accounts receivable, notes receivable and other receivables due to the Asset Sellers that arise primarily out of the operation of the Business and (ii) the bank account of the Canadian Seller listed on Schedule 4.23 (the “Canadian Bank Account”);

(c) all Equipment owned by the Asset Sellers (and in each case, only such items that are located at, or on, any Owned Real Property or Leased Real Property as of the date hereof or with respect to moveable property such as laptops, such assets primarily dedicated to, and used in, the Business);

(d) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by the Asset Sellers and used or held for use primarily in the Business;

(e) all Permits held by the Asset Sellers and used or held for use primarily in the Business (the “Business Permits”), but only to the extent such Permits may be transferred under applicable Law;

(f) all credits, prepaid expenses and security deposits relating primarily to the Business;

(g) copies of all employment and personnel information, including all employment records primarily used in or held for use in the Business, with respect to each Non-US Transferred Business Employee, in each case, to the extent permitted to be transferred by applicable Law;

(h) all Intellectual Property owned by the Asset Sellers that is primarily used or held for use in the Business (the “Transferred IP”), including the “ACCESS TECHNOLOGIES” trademarks, all variations of the “DURA” trademark, and all rights in the IQ360 Software and all related data and documentation together with (i) all common law rights in and to the foregoing, (ii) all registrations, applications, renewals, extensions, continuations, divisions, continuations in part, reissues, reexaminations, or foreign counterparts or equivalents of the Transferred IP, and all goodwill associated with any of the Transferred IP, (iii) all rights to sue for and receive all damages from past, present, and future infringements or violation of the Transferred IP, (iv) all income, royalties, or due or payable after the Closing under and with respect to any of the Transferred IP, (v) all rights corresponding to any of the Transferred IP arising in any jurisdiction in the world; and (vi) all tangible embodiments of the Transferred IP;

(i) all product inventories, raw and packaging materials, goods in transit, parts, work-in-process and finished goods and products, in each case to the extent primarily used or held for primary use in the Business;

(j) a copy of (A) all business and employment records primarily used in or held for primary use in the Business, (B) all of the separate financial statements, books of account and Tax records primarily used or held for exclusive use in the Business and that do not form part of the general ledger of the Asset Sellers, (C) all prosecution files, certificates, notices and registrations relating primarily to the Intellectual Property that is a Purchased Asset, and (D) all other books, records, ledgers, files, documents and marketing materials primarily used or held for primary use in the Business;

(k) all goodwill of the Business;

(l) all phone numbers, customer hotlines/contact systems, UPC or EAN codes, QR codes, websites, and social media accounts, in each case to the extent primarily used or held for primary use in the Business; and

(m) the assets set forth on Schedule 2.2(m).

Notwithstanding any other provision in this Agreement to the contrary, no asset, claim, right or benefit, the assignment or transfer of which is otherwise contemplated by this Agreement, shall be assigned or transferred if such assignment or transfer (or attempt to make such an assignment or transfer) without the consent or approval of a third party would constitute a breach, violation or other contravention of the rights of such third party (such assets, claims, rights or benefits being collectively referred to herein as “Restricted Assets”) until such consent or approval is obtained, at which time such Restricted Asset shall be automatically assigned or transferred. If any such consent or approval is not obtained prior to the Closing, (i) the assigning party shall continue to hold such Restricted Asset in trust for the Buyer and use its commercially reasonable efforts to preserve such Restricted Asset, (ii) each party shall use commercially reasonable efforts to cooperate with the other party in attempting to obtain any such consent or approval (provided, that the assigning party shall not be required to incur any out-of-pocket cost in respect thereof), (iii) the assigning party shall endeavor to provide the assignee party with the benefits under each Restricted Asset as if such Restricted Asset had been assigned to the assignee party (including by means of any licensing, operating, subcontracting, sublicensing or subleasing arrangement), if the same is permitted under the applicable Restricted Asset, and (iv) the assignee party shall bear all the costs, liabilities and burdens with respect to any such Restricted Asset.

For the avoidance of doubt, by purchasing the Interests pursuant to Section 2.1, the Buyer is acquiring all of the assets held by the Company and neither Section 2.2 nor Section 2.3 shall supersede or otherwise affect the purchase and sale of Interests in Section 2.1 or the assets held by the Company.

Section 2.3 Excluded Assets. Notwithstanding anything contained in Section 2.2 to the contrary, other than the Purchased Assets and the Interests, the Sellers are not selling, assigning, transferring, conveying and delivering, and the Buyer is not purchasing and shall not receive, any assets of the Sellers (collectively, the “Excluded Assets”), including:

(a) all of the Asset Sellers’ cash and cash equivalents, except for cash held in the Canadian Bank Account;

(b) all of the Asset Sellers’ bank accounts, except for the bank account of the Canadian Seller listed on Schedule 4.23;

(c) except as provided in Section 2.2(j), all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Asset Sellers;

(d) any interest in or right to any refund, credit, or rebate of Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;

(e) any insurance policies of the Asset Sellers and rights, claims or causes of action thereunder (other than as set forth in Section 6.11);

(f) any assets, properties and rights used for the purpose of providing Overhead and Shared Services and, other than as expressly provided in the Transition Services Agreement, any rights of the Business to receive from the Sellers or any of their Affiliates any Overhead and Shared Services;

(g) except for Transferred IP, all Intellectual Property of the Asset Sellers (including any of the Seller Marks of the Non-US Sellers);

(h) all right, title and interest in and to all property and assets, real, personal, mixed, tangible and intangible, of every kind and description, whether or not reflected on the books and records of the Asset Sellers and wherever located, not primarily used or held for use in connection with the operation or conduct of the Business by the Asset Sellers, including all right, title and interest in and to all property and assets, real, personal, mixed, tangible and intangible, of every kind and description, whether or not reflected on the books and record of the Asset Sellers and wherever located, used or held for use in connection with the operation or conduct of any business of the Asset Sellers as of the Closing Date other than the Business and not primarily used or held for use in connection with the operation and conduct of the Business;

(i) except as required by applicable Law, all of the assets of, and all of the assets relating to, and all rights under any employee benefit plan or welfare plan or any related Contract between any Person and an Asset Seller or any of its Affiliates (including without limitation the Seller Benefit Plans) other than a Transferred Benefit Plan;

(j) (i) all attorney-client privilege and attorney work-product protection (A) of the Asset Sellers to the extent not related to the Business or (B) associated with the Business as a result of legal counsel representing Asset Sellers or the Business in connection with the Transactions, (ii) all documents subject to any attorney-client privilege and work-product protection described in the foregoing subsection (i), and (iii) all documents maintained by, and interests of, the Asset Sellers or their respective representatives in connection with or arising under this Agreement or the Transactions;

(k) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(l) other than the Interests, any equity or equity-like interests of any Person;

(m) any real property, other than Owned Real Property owned by the Company;

(n) all rights of the Asset Sellers under this Agreement and the Ancillary Agreements;

(o) (i) all records and reports prepared or received by the Sellers or any of their respective Subsidiaries in connection with the sale of the Business or the Transactions, including all analyses relating to the Business or the Buyer so prepared or received, (ii) all bids and expressions of interest received from third parties with respect thereto;

(p) all of the Asset Sellers’ assets primarily relating to the Excluded Business; and

(q) the assets, interests and rights set forth on Schedule 2.3.

Section 2.4 Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy all liabilities (I) of the Non-US Sellers as set forth on Schedule 2.2, and (II) of the Asset Sellers to the extent and solely to the extent primarily arising out of or relating to the Asset Sellers’ operation of the Business or the Purchased Assets (the “Assumed Liabilities” ), including:

(a) all liabilities of the Business reflected or reserved against in the Financial Statements or the notes thereto;

(b) all liabilities accruing, arising out of or relating to the conduct or operation of the Business and in each case to the extent primarily relating to the Business and incurred subsequent to the Closing;

(c) all liabilities relating to the Purchased Assets in Closing Net Working Capital, Closing Indebtedness or Closing Transaction Expenses provided that a liability will not be deemed to be a liability in Closing Net Working Capital, Closing Indebtedness or Closing Transaction Expenses solely based on this clause (c);

(d) any Taxes payable with respect to the portion of a Straddle Period beginning on the day after the Closing Date to the extent arising out of or relating to the Business or the Purchased Assets, which shall include Taxes payable with respect to actions taken out of the ordinary course of business by Buyer on the Closing Date and after the Closing, and also including any Taxes to be paid by the Buyer pursuant to Section 6.9;

(e) all non-Tax liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Purchased Assets from and after the Closing Date;

(f) all liabilities related to the Business under the Assumed Contracts and the Business Permits to be performed on or after, or in respect of periods following, the Closing Date;

(g) all liabilities, whether arising before, at or after the Closing, relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed by the Canadian Seller before the Closing by, or service rendered before the Closing primarily related to the Purchased Assets or the Business conducted by the Canadian Seller (including any products for which a current or future owner or operator of the Purchased Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise); and

(h) all non-Tax liabilities assumed by the Buyer pursuant to Section 5.6.

Section 2.5 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming and the Sellers shall pay, perform or otherwise satisfy, liabilities of the Sellers that are not Assumed Liabilities or are set forth on Schedule 2.5 (the “Excluded Liabilities”).

Section 2.6 Payment of Purchase Price. In consideration for the sale, assignment, transfer, conveyance and delivery of the Interests and the Purchased Assets to the Buyer, at the Closing, the Buyer shall:

(a) pay the Estimated Purchase Price by wire transfer of immediately available U.S. dollars to the bank account(s) designated by the US Seller (such designation to be made in writing by the US Seller at least two Business Days prior to the anticipated Closing Date) (it being agreed that the US Seller may designate multiple accounts (including with respect to each Seller) to each receive a portion of the Estimated Purchase Price); and

(b) pay, or cause to be paid, on behalf of the Business and to the extent unpaid as of immediately prior to the Closing, the applicable portion of any Estimated Transaction Expenses payable to each Person who is owed a portion thereof identified in the Preliminary Closing Statement.

Section 2.7 Closing. The sale and purchase of the Interests and the Purchased Assets and the assumption of the Assumed Liabilities shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., Eastern time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date), or at such other place, time or date as the US Seller and the Buyer may mutually agree (which may be virtual) in writing, except that (a) if the Closing would otherwise occur during the period commencing on the date that is 15 days prior to the last day of any fiscal quarter of Buyer Parent or US Seller and ending on the last day of such fiscal quarter (a “Quarter End Blackout Period”), then the Closing shall occur on the first Business Day immediately following such Quarter End Blackout Period, unless another time is agreed to in writing by Buyer and the US Seller and (b) the Closing shall not occur prior to July 5, 2022 (the “Inside Date”) without the prior written consent of the Buyer and US Seller. The day on which the Closing takes place is referred to as the “Closing Date.”

Section 2.8 Closing Estimates. No later than four Business Days prior to the anticipated Closing Date, the US Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) including and setting forth (i) a good-faith estimate of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (“Estimated Indebtedness”), (C) Transaction Expenses (“Estimated Transaction Expenses”) and (D) Cash (“Estimated Cash”) (with each of the Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash determined as of 12:01 a.m. on the Closing Date) and (ii) on the basis of the foregoing, a calculation of the Estimated Purchase Price. The Estimated Net Working Capital, Closing Net Working Capital, Estimated Indebtedness, Closing Indebtedness, Estimated Transaction Expenses, Closing Transaction Expenses, Estimated Cash, Closing Cash and the Preliminary Closing Statement and the Final Closing Statement shall be calculated in accordance with Schedule 2.8 (the “Applicable Accounting Principles”). Within two Business Days after the Buyer’s receipt of the draft Preliminary Closing Statement, the Buyer will deliver to the US Seller a written notice containing changes that the Buyer proposes to the Preliminary Closing Statement, if any, together with an explanation of such changes. The parties shall discuss in good faith any proposed changes to the Preliminary Closing Statement. The Preliminary Closing Statement, as agreed upon in writing by the parties, shall control for purposes of all payments to be made at Closing; provided, that if the Buyer and the US Seller do not agree in writing upon any or all of the adjustments set forth in the Preliminary Closing Statement by the Closing, then the amount of such disputed adjustment or adjustments for purposes of calculating the Estimated Purchase Price at Closing shall be that amount set forth in the Preliminary Closing Statement prepared by the US Seller (and each party will have reserved all rights with respect to such disputed items).

Section 2.9 Purchase Price Adjustments.

(a) Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the US Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (“Closing Indebtedness”), (C) Transaction Expenses (“Closing Transaction Expenses”) and (D) Cash (“Closing Cash”) (with each of the Closing Net Working Capital, Closing Indebtedness and Closing Cash determined as of 12:01 a.m. on the Closing Date). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and (ii) shall be based exclusively on the facts and circumstances as they exist prior to the Closing in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events (“ASC 855”). For purposes of applying ASC 855, only type 1 events will be considered and 45 days after the Closing Date shall be deemed the date on which the financial statements were issued or available to be issued.

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the US Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses or Closing Cash, as set forth in the Final Closing Statement.

(c) During the 30-day period following delivery of a Notice of Disagreement by the US Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses or Closing Cash as specified therein. Any disputed items resolved in writing between the Buyer and the US Seller within such 30-day period shall be final and binding with respect to such items, and if the US Seller and the Buyer agree in writing on the resolution of each disputed item specified by the US Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the US Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the US Seller shall submit, in writing, to KPMG LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the US Seller and the Buyer (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash. The Buyer and the US Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall serve as an expert and not as an arbitrator. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash that are identified as being items and amounts to which the Buyer and the US Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the terms and provisions of this Agreement, including the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash shall be based solely on written materials submitted by the Buyer and the US Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, absent manifest error.

(d) The costs of any dispute resolution pursuant to Section 2.9(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement or materials submitted to the Independent Accounting Firm, as applicable, shall be borne by such party.

(e) The Buyer and the Sellers will, and will cause the Company (in the case of the Sellers, prior to the Closing, and in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.9) to, afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.5. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.5; provided, that such accountants shall not be obligated to make any work papers available, except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to, confidentiality of and non-reliance on such work papers in form and substance acceptable to such accountants.

(f) The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.9 minus the Estimated Net Working Capital, plus (B) Estimated Indebtedness minus Closing Indebtedness as finally determined pursuant to this Section 2.9, plus (C) Estimated Transaction Expenses minus Closing Transaction Expenses as finally determined pursuant to this Section 2.9, plus (D) Closing Cash as finally determined pursuant to this Section 2.9 minus Estimated Cash;

(ii) If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the US Seller; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the US Seller shall pay the Net Adjustment Amount to the Buyer.

(g) Payments in respect of Section 2.9(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.9 by wire transfer of immediately available funds to such account as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(h) For the avoidance of doubt, this Section 2.9 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.9, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other, in each case, unless otherwise permitted under the Applicable Accounting Principles.

Section 2.10 Closing Actions and Deliverables.

(a) At the Closing, the Buyer shall (i) pay the amounts as specified in accordance with Section 2.6 and (ii) deliver a counterpart of each of the Ancillary Agreements, executed by Buyer and any of its Affiliates that is a party thereto.

(b) At the Closing, the US Seller shall deliver to Buyer:

(i) resignations effective as of the Closing of any director or officer of the Company designated in writing by the Buyer prior to the Closing Date;

(ii) instruments of assignment of limited liability company interests, duly executed by the US Seller, transferring to Buyer ownership of the Interests;

(iii) evidence of completion of the actions and payments set forth on Schedule 2.10(b)(iii) (the “Pre-Closing Reorganization”) at least one Business Day prior to the Closing Date; and

(iv) a counterpart of each of the Ancillary Agreements, executed by each of the US Seller and any of its Subsidiaries that is a party thereto.

Section 2.11 Withholding Taxes. Buyer (and any Affiliate thereof or any other applicable withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable to Sellers pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Notwithstanding the foregoing, Buyer (and any Affiliate thereof or any applicable withholding agent acting at the direction of Buyer or any Affiliate thereof) agrees that, except to the extent otherwise required by a change in Law after the date of this Agreement, no such deduction or withholding would be required on payments to the US Seller or to the Canadian Seller pursuant with respect to this Agreement (except to the extent withholding is required pursuant to Section 1445 of the Code as a result of any failure to deliver the form required by Section 8.3(f)). Except for any withholding required pursuant to Section 1445 of the Code as a result of any failure to deliver the form required by Section 8.3(e), if Buyer (or any Affiliate thereof) determines that any deduction or withholding is required under an applicable Law in respect of a payment or other consideration otherwise deliverable pursuant to this Agreement, Buyer shall use commercially reasonable efforts to provide written notice to US Seller no less than ten (10) days prior to the date on which such deduction or withholding is to be made, and the parties shall use commercially reasonable efforts to mitigate any such withholding. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Letters attached hereto (collectively, the “Disclosure Letters”), the Sellers hereby represent and warrant to the Buyer as follows:

Section 3.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable. Each Seller has all requisite power and authority to own, lease and operate its properties and carry on its business as is now being conducted. Each Seller is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business as currently conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to such Seller or its operations, taken as a whole, or prevent or materially impair or delay such Seller’s ability to consummate the Transactions.

Section 3.2 Authority. Each Seller has the power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Seller of the Transactions have been duly and validly authorized by the applicable governing body of each Seller. This Agreement has been, and upon its execution each of the Ancillary Agreements to which such

Seller will be a party will have been, duly executed and delivered by each Seller and, assuming due execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.3(a) of the Disclosure Letters, (a) the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party and the consummation of the Transactions do not and will not: (i) conflict with or violate the certificate of incorporation, bylaws or other governing document of such Seller; (ii) conflict with or violate any Law applicable to such Seller or by which any property or asset of such Seller is bound or affected or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which such Seller is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to such Seller or its operations or to the Transactions or to have a Seller Material Adverse Effect.

(b) No Seller is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Ancillary Agreements to which it will be a party or the consummation of the Transactions, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal, provincial or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4 Interests. The US Seller is the record and beneficial owner of the Interests, free and clear of any Encumbrance (except for restrictions under applicable securities Laws, the governing documents of the Company, and any credit agreement to which the Company, the US Seller or their respective parent entities or assets or properties are bound by). Upon the Closing, the Buyer shall acquire good, valid and marketable title to the Interests, free and clear of any Encumbrance other than Encumbrances under applicable securities Laws or as created by the Buyer.

Section 3.5 Brokers. Except for Centerview Partners, the fees, commissions and expenses of which will be paid by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Sellers.

Section 3.6 Exclusivity of Representations and Warranties. Neither the Sellers nor any of their Affiliates or Representatives is making any representation or warranty on behalf of any Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III, in Article IV or in the US Seller Officer Certificate and the Sellers hereby disclaim any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS

Except as set forth in the Disclosure Letters attached hereto, the Sellers hereby represent and warrant to the Buyer as follows:

Section 4.1 Organization and Qualification. The Company is (a) a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authority. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by the applicable governing body of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). The limited liability company agreement and certificate of organization of the Company are in full force and effect, and the Company is not in material violation of any provisions of such documents.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 4.3(a) of the Disclosure Letters, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not: (i) conflict with or violate the certificate of formation or limited liability company agreement of the Company; (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Transactions, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions or (iv) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 4.4 Capitalization. The Interests constitute all of the issued and outstanding limited liability company interests of the Company. There are no outstanding obligations, options, warrants, convertible securities, calls, puts, preemptive rights, rights of first refusal, stock appreciation rights, profit interests, profit participation or similar equity-based rights of the Company relating to or measured by reference to the interests or equity securities of the Company or obligating the Company to issue, transfer or sell any shares of interests or equity securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of interests of the Company.

Section 4.5 Equity Interests. The Company does not own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 4.6(a) of the Disclosure Letters sets forth complete and correct copies of (i) the unaudited, combined balance sheets of the Business as of January 2, 2021 and January 1, 2022 (the “Balance Sheet Date”), respectively, together with the unaudited, combined statements of operating income of the Business for the fiscal years ended January 2, 2021 and January 1, 2022, respectively (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and, on that basis, fairly present, in all material respects, the financial position and operating income of the Business as of the dates and for the periods indicated, subject, in each case, to the absence of (x) disclosures normally made in notes, (y) allocations for Overhead and Shared Services from other business units of Sellers and their respective Subsidiaries as presented in the Financial Statements, and (z) intercompany eliminations recorded within US Seller’s consolidated financial statements; provided, that the Financial Statements and the representations and warranties in this Section 4.6(a) are qualified by the fact that the Business has not been operated on a stand-alone basis and has historically been reported within US Seller’s consolidated financial statements. The books and records of the Company accurately and fairly, in all material respects, reflect the operations and conduct of business of the Company.

(b) There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of the Business, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) specifically reflected or reserved against in the Financial Statements as of the Balance Sheet Date, (ii) incurred since the Balance Sheet Date in the ordinary course of business, none of which arise from any breach of a Contract or violation of Law, (iii) liabilities arising out of or in connection with the Transactions, (iv) for Taxes or (v) that would not, individually or in the aggregate, reasonably be expected to be material.

Section 4.7 Absence of Certain Changes or Events. Except as set forth in Schedule 4.7 of the Disclosure Letters, from the Balance Sheet Date through the date of this Agreement, (a) the Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice (subject to Section 5.9), (b) there has not been any event, change, occurrence or effect that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect and (c) the Business has not taken (or committed or agreed to take) any action that, if taken between the date hereof and the Closing, would constitute a breach of Section 6.1(b)(i), (ii), (v), (vi), (vii), (xi), (xv) or (xvi).

Section 4.8 Compliance with Law; Permits. Except as set forth in Schedule 4.8 of the Disclosure Letters:

(a) The Business is and, since January 1, 2019, has been operated in material compliance with all, and is not in material violation of any Laws applicable to it.

(b) The Business is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the operation of the Business as currently conducted (the “Permits”).

(c) No representation or warranty is made under this Section 4.8 with respect to Benefit Plans or environmental matters, which are covered exclusively by Section 4.11 and 4.18, respectively.

Section 4.9 Trade Controls. Except as set forth in Schedule 4.9 of the Disclosure Letters, neither the Business, nor any of its respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Business, is currently, or has been in the last five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of any Laws relating to economic or trade sanctions, export, reexport, transfer, or import controls, or U.S. anti-boycott requirements (collectively, “Trade Controls”). Neither the Company nor any of its Affiliates has received, with respect to the Business, any written allegation, inquiry, notice or communication alleging any violation of applicable Trade Controls, nor has made any disclosure to any Governmental Authority related to any applicable Trade Controls.

Section 4.10 Litigation. Except as set forth in Schedule 4.10 of the Disclosure Letters, as of the date hereof, there is no Action against the Business pending, or to the Knowledge of the Company, threatened in writing, in which the liability of the Business is reasonably expected to be in excess of $750,000 or that would materially and adversely affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the Transactions. The Business has not initiated any material Actions that are currently pending.

Section 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the Disclosure Letters sets forth a complete and correct list (i) each material Seller Benefit Plan and (ii) each Transferred Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean (A) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and each other bonus, commission, option, equity purchase, restricted equity, restricted stock unit, phantom equity or other equity-based incentives, retention, stay bonus, change in control or transaction bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation, paid time off, fringe benefit, or other compensation or benefit plans, programs, policies, agreements or arrangements, that are maintained, contributed to (or required to be contributed to) or sponsored (1) by the Company, or (2) by the Seller or any of its Affiliates for the benefit of any Business Employee, and (B) any employment, consulting termination, severance or other Contracts, agreements or arrangements, pursuant to which the Business (including the Company) currently has any obligation with respect to any Business Employee or Former Business Employee. With respect to each material Seller Benefit Plan, the Company has provided to the Buyer true and complete copies of (x) the plan documents, the most recent summary plan description (and any summaries of material modifications thereto) or, if such plan is unwritten, a written summary of the material terms of such Seller Benefit Plan and (y) the most recent IRS determination or opinion letter. With respect to each Transferred Benefit Plan, the Company has provided to the Buyer true and complete copies of (as applicable): (I) each Transferred Benefit Plan’s plan documents, (II) the most recent summary plan description (and any summaries of material modifications thereto), (III) the most recent IRS determination or opinion letter, (IV) the most recent Form 5500 annual report and any applicable attachments thereto, and (V) any non-routine correspondence with any Governmental Authority regarding any such Benefit Plan. With respect to each Multiemployer Plan, the Company has provided to Buyer a true and complete copy of the most recent withdrawal liability estimate (if any) provided to the Company, the most recent annual funding notice received by the Company, and any nonroutine correspondence with such Multiemployer Plan since January 1, 2019.

(b) With respect to each Transferred Benefit Plan and, except as could not result in any material liability to the Business (including the Company), each Seller Benefit Plan, (i) each Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, (ii) the Company has performed all material obligations required to be performed by it under any Benefit Plan and is not in any material respect in default under or in violation of any Benefit Plan (including with respect to contributions, distributions and premium payments relating to any Benefit Plan), (iii) no Action or claims (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan, and (iv) there have been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan that could result in material liability for Buyer or its Affiliates.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected adversely to affect the qualified status of any such Benefit Plan or the exempt status of any such trust.

(d) Except as set forth on Schedule 4.11(d), none of the Benefit Plans is and the Business (including the Company) does not have any current or contingent liability or obligation (including on account of an ERISA Affiliate) with respect to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (any such plan, a “Multiemployer Plan”) or (ii) a “defined benefit plan” (within the meaning of Section 4001(a)(15) of ERISA, whether or not subject to ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code (any such plan, a “Title IV Plan”). No Transferred Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Following the Closing, the Business (including the Company) will not have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(e) With respect to each Title IV Plan: (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three years, or is expected to occur whether as a result of the transactions contemplated by this Agreement or otherwise; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iv) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (v) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (vi) no Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; (vii) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (viii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (ix) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan.

(f) With respect to each Multiemployer Plan, no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by the Business (including the Company) and neither the Sellers nor any of its ERISA Affiliates has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all contributions (including installments) required to be made by the Business (including the Company) or any of its ERISA Affiliates have been timely made. No Multiemployer Plan has been terminated or has been in or is expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to the Business (including the Company). With respect to any Multiemployer Plan that has requested and received approval from the PBGC with respect to any special withdrawal liability rules, to the Company’s Knowledge no conditions or pending acts or omissions exist which would be expected to result in the loss, revocation, denial or failure to meet the requirements of such special withdrawal liability rules. The Business (including the Company) is not bound by any Contract or has any liability or obligation described in Section 4204 of ERISA. The transactions contemplated by this Agreement will not constitute a complete or partial withdrawal by the Company with respect to any Multiemployer Plan.

(g) Except as set forth on Schedule 4.11(g) of the Disclosure Letters, no Benefit Plan provides for, and the Business does not have any current or contingent liability or obligation to provide post-termination or retiree health or welfare benefits to any current or former Business Employee (or any dependent or beneficiary thereof) beyond those required by COBRA or similar Laws and for which the covered Person pays the full premium cost of coverage. The Company has not incurred (whether or not assessed) and could not reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h) None of the Benefit Plans is a (i) “registered pension plan”, (ii) a “retirement compensation arrangement”, (iii) an “employee life and health trust” within the meaning of the Income Tax Act (Canada) or (iv) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1.

(i) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(j) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could: (i) entitle any Business Employee or Former Business Employee, director, officer, or independent contractor of the Business to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such person; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution to any Transferred Benefit Plan; or (v) limit or restrict the right of Buyer or any of its Affiliates to merge, amend or terminate any Transferred Benefit Plan.

(k) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could result in any payments or benefits under any agreement with the Sellers, the Company or any of their Affiliates and Subsidiaries that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

Section 4.12 Labor and Employment Matters.

(a) Except as set forth in Schedule 4.12(a) of the Disclosure Letters, neither the Company nor, with respect to the Business, the Sellers or any of their Affiliates (other than the Company), is party to or bound by any labor or collective bargaining agreement or other Contract with any Employee Representative (each, a “Collective Bargaining Agreement”), and no Business Employees are represented by any Employee Representative with respect to their employment with the Company or the Business. To the Knowledge of the Company, there are no pending or threatened organizing activities by any Employee Representative or group of Business Employees, and there have been no such activities in the past three years (including with respect to Former Business Employees). There are no lockouts, strikes, slowdowns or work stoppages, picketing, handbilling, material unfair labor practice charges, material labor grievances, material labor arbitrations, or other material labor disputes pending or, to the Knowledge of the Company, threatened by or with respect to any Business Employees, and there have been no such actions in the past three years (including with respect to Former Business Employees). The Company has satisfied in all material respects any Labor Obligations.

(b) The Company and, with respect to the Business, the Sellers and their Affiliates (other than the Company) are, and for the past three years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors, consultants, leased employees, other non-employee service providers and exempt and non-exempt employees), French Language, immigration (including the completion of Forms I-9 for all U.S. Transferred Business Employees and Former Business Employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave, COVID-19, affirmative action and unemployment insurance.

(c) Except as would not result in material liability for the Company or the Business, the Company and, with respect to the Business, the Sellers and their Affiliates (other than the Company) have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to Business Employees, Former Business Employees, and current or former independent contractors of the Business under applicable Law, Contract, benefit plan or company policy.

(d) To the Knowledge of the Company, no Business Employee is in any material respect in violation of any term of any employment agreement, restrictive covenant agreement, fiduciary duty or other obligation (i) owed to the Company or the Business, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or the Business.

(e) The Company and, with respect to the Business, the Sellers and their Affiliates (other than the Company) have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations in the past three (3) years of which any of them is aware. With respect to each such allegation with potential merit, the Company and, with respect to the Business, the Sellers and their Affiliates (other than the Company) have taken prompt corrective action that is reasonably calculated to prevent further improper action.

(f) Schedule 4.12(f) of the Disclosure Letters correctly sets forth for each Business Employee, the Business Employee’s name or identification number, job title, work location, status as full or part time, date of hire, exempt or non-exempt classification under the Fair Labor Standards Act and similar wage and hour Laws, visa status (including type of visa, expiration date, and sponsoring entity), current annual salary or hourly wage rate (as applicable), bonus and commission entitlement, and whether any Business Employee is absent from active employment (including the type of leave and anticipated return date).

(g) Each Business Employee primarily devotes his or her working time to performing services on behalf of the Business or the Company. The Company does not employ any individuals who do not perform services primarily for the Business.

(h) Schedule 4.12(h) of the Disclosure Letters sets forth the number of employees at each “single site of employment” where a Business Employee or Former Business Employee is or was located, as applicable, who suffered an “employment loss” under the WARN Act within the 90 days immediately preceding the Closing Date.

(i) There are no material outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing pursuant to any workplace safety and insurance Law in respect of the Company and the Company has not been reassessed in any material respect under such legislation during the past three years and to the Knowledge of the Company, no audit of the Company is currently being performed pursuant to any applicable safety and insurance Law. There are no charges pending against the Company under applicable occupational health and safety Laws and the Company has complied in all material respect with any orders issued under such Laws.

Section 4.13 Insurance. The Company currently maintains, and at all times since January 1, 2019 has maintained, all material liability, casualty, property loss and other insurance coverage upon its properties and with respect to the conduct of the Business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient in all material respects for companies of a similar size engaged in similar types of business and operations. Schedule 4.13 of the Disclosure Letters sets forth a true and complete list, as of the date hereof, of all material insurance policies (the “Insurance Policies”), each of which is in full force with respect to the Company and copies of which have been provided to the Buyer. The Company (a) has paid all premiums due on the Insurance Policies and has otherwise performed all of its obligations under each such Insurance Policy in all material respects and (b) except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, is not in breach or default, and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such Insurance Policies. To the Knowledge of the Company, no written notice of cancellation, non-renewal or termination, other than pursuant to the expiration of any of the Insurance Policies in accordance with the terms thereof, has been received with respect to any such Insurance Policy.

Section 4.14 Real Property.

(a) Schedule 4.14(a) of the Disclosure Letters lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. The Company or the Canadian Seller has good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 4.14(a), the Company or the Canadian Seller, as applicable, has not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof. Other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein; and neither the Company nor the Canadian Seller is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.14(b) of the Disclosure Letters lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has delivered to Buyer a true and complete copy of each such lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, each a “Lease”). The Company or the Canadian Seller has a valid, legal, binding and enforceable leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, each Lease is in full force and effect and neither the Company, the Canadian Seller nor, to the Knowledge of the Company, any other party to any Lease is in material breach or material default under such Lease.

Section 4.15 Intellectual Property.

(a) Schedule 4.15(a) of the Disclosure Letters sets forth an accurate and complete list of all Intellectual Property that is issued by, or registered or filed with, any Governmental Authority or Internet domain name registrar, including registered Marks, registered Copyrights and issued Patents and Designs and applications for registration of Marks, Copyrights and Patents and Designs, and Internet domain name registrations included in the Company IP or the Transferred IP (collectively, the “Business Registered IP”) and material unregistered Marks included in the Owned Business IP. Except as set forth in Schedule 4.15(a) of the Disclosure Letters, no Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. As of the date hereof, all material filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Business Registered IP have been paid.

(b) All Business Registered IP is valid, subsisting, and, to the Knowledge of the Company, enforceable. All Intellectual Property that is used in, held for use in, or necessary for the Business as currently conducted is either (i) solely and exclusively owned by the Company, the Sellers, or any of their Affiliates, (ii) used by the Company, the Seller’s and their Affiliates pursuant to a valid, written Intellectual Property license from the third party, or (iii) to be provided to the Company by the Sellers pursuant to the Transition Services Agreement or Trademark License Agreement. The Company solely and exclusively owns all Company IP and the Asset Sellers solely and exclusively own all Transferred IP (collectively, the “Owned Business IP”) free and clear of all Encumbrances, other than Permitted Encumbrances. Other than the Seller Marks and unmodified commercially available “off-the-shelf” Software licensed to Seller or one of its Affiliates that will be made available to the Company under the Transition Services Agreement and excluding any Intellectual Property to be assigned to the Company in connection with the transaction contemplated by this Agreement, neither Seller nor any of its Affiliates (other than the Company) owns or is the licensee of any Intellectual Property that is used in and material to, the operation of the Business.

(c) Except as set forth in Schedule 4.15(c) of the Disclosure Letters, none of the Company, nor the operation of the Business, products or services distributed, sold or offered by the Business, nor any technology or materials used in connection therewith, infringes upon, misappropriates, or otherwise violates, nor has in the six years prior to the date hereof infringed upon, misappropriated, or otherwise violated, any Intellectual Property of any third party, and neither the Company nor the Sellers or their Affiliates has received within the prior three years any written notice asserting that any such infringement, misappropriation, or other violation has occurred. During the prior three years, there has been no Action pending or threatened in writing against the Company, the Sellers or their Affiliates challenging their ownership of, or the validity or enforceability of, any Transferred IP, Owned Business IP, or Intellectual Property owned by Sellers or their Affiliates that is used or held for use in the Business. To the Knowledge of the Company, no third party is misappropriating, infringing, or otherwise violating any Owned Business IP, in a manner that would reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, Section 4.15 contains the only representations and warranties made by the Company and the Canadian Seller with respect to infringement or misappropriation of Intellectual Property rights of any other Person.

(d) Neither the Company, nor, with respect to the Business, the Sellers and their Affiliates, use or have used any Open Source Software or any modification or derivative thereof under any license requiring the Company, the Sellers or their Affiliates to disclose or distribute the source code of any Software included in the Owned Business IP for the purpose of making derivative works, or to make available for redistribution to any Person the source code to such Software, which would reasonably be expected to be material to the Business. The Company, and, with respect to the Business, the Sellers and their Affiliates, are in compliance (in all material respects) with all obligations under any agreement pursuant to which they have obtained the right to use any Open Source Software.

(e) The Company and, with respect to the Business, the Sellers and their Affiliates, have taken actions reasonably necessary and common in the industry to maintain and protect the secrecy, confidentiality and value of the material Trade Secrets of the Company and the Business included in the Owned Business IP, and neither the Company nor the Sellers and their Affiliates have disclosed any confidential Owned Business IP to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect the secrecy of such confidential information. Except as would not reasonably be considered material to the Company or, with respect to the Business, the Sellers and their Affiliates, all Persons who have contributed, developed or conceived any Owned Business IP have done so pursuant to a valid and enforceable written agreement that protects the confidential information of the Company and the Business, and assigns and transfers to the Company, the applicable Seller, or its Affiliates exclusive ownership of the Person’s contribution, development or conception.

(f) The Company and, with respect to the Business, the Sellers and their Affiliates, own, lease, license, or otherwise have the sufficient legal right to use all material Business Systems, and such material Business Systems are sufficient for the immediate needs of the Business as it is currently conducted. The Company, and, with respect to the Business, the Sellers and their Affiliates, maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been tested, and in the last three years, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(g) The Company and, with respect to the Business, the Sellers and their Affiliates, have taken commercially reasonable actions to protect the security and integrity of the Business Systems and the Business Data, including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (to the Knowledge of the Company, none of which are present in the Business Systems or software owned by the Company or owned by Sellers and their Affiliates that is used or held for use in the Business), and the taking and storing on-site and off-site of back-up copies of critical data.

(h) The Company, the conduct of the Business, and with respect to Business Data used or held for use in the Business, the Sellers and their Affiliates, are and have been in material compliance with the Data Security Requirements, and in the last three years, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other notices received relating to Data Security Requirements. The Company and, with respect to the Business Data, the Sellers, have commercially reasonable safeguards in place designed to protect personal information in their possession or under their control against loss, theft, destruction, damage, alteration or unauthorized disclosure, acquisition, or use. In the last three years, none of the Company or, with respect to the Business Data, the Sellers and their Affiliates, have received any written notice of any claims of, or been charged with, the violation of any Data Security Requirement.

(i) The Company has been in material compliance with Anti-Spam Laws, and, within the application of CASL, sends commercial electronic messages only to recipients who have provided express consent to the receipt of such messages, or with respect to whom the Company is deemed to have implied consent due to the existence of an existing business relationship.

(j) Except as set forth in Schedule 4.15(j) of the Disclosure Letters, none of the Owned Business IP owned by the Company or the Asset Sellers has been developed with the use of funding from any third party including a Governmental Authority.

Section 4.16 Assets; Sufficiency of Assets; Work Product. Except as set forth in Schedule 4.16 of the Disclosure Letters:

(a) All Owned Real Property and tangible personal property owned by the Company or used in the ordinary operations of the Business (including all Leased Real Property) and the assets of the Business are, in all material respects, in good operating and working condition and repair, ordinary wear and tear excepted. Assuming the Pre-Closing Reorganization has been completed in accordance with Schedule 2.10(b)(iii) and all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Purchased Assets (which, for purposes of this representation, the Excluded Assets listed on Schedule 2.3 shall be considered a Purchased Asset) and the assets, properties and rights of the Company, together with Buyer’s rights under this Agreement and the Ancillary Agreements (including the Transition Services Agreement, as if the Excluded Services were a Transition Service (each as defined in the Transition Services Agreement)), are sufficient to conduct the Business immediately following the Closing in substantially the same manner in all material respects as currently conducted; provided, that the foregoing shall not be deemed or otherwise interpreted to be a representation with respect to the non-infringement of Intellectual Property rights, which shall be solely addressed by Section 4.15; provided, further, that nothing in this Section 4.16 shall be deemed to constitute representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same); provided, further, that the result of any action that any Seller or the Company is required or permitted to take pursuant to this Agreement or any Ancillary Agreement, or for which Buyer has provided its consent, or the failure to obtain any third party consents, shall not constitute a breach of this Section 4.16. Upon the Closing, Buyer will acquire good and valid record and beneficial title to all of the assets owned by the Company or used in the ordinary operations of the Business (other than any Excluded Assets, the Overhead and Shared Services and any services provided pursuant to the Transition Services Agreement), free and clear of any Encumbrances, except for Permitted Encumbrances.

(b) Each product or service developed, manufactured, sold, licensed, leased, distributed, provided, delivered or made available by the Business and made or developed by Sellers or their respective Affiliates for the Business (collectively, the “Business Products”) conforms and has been in conformity in all material respects with the specifications for such Business Product. No Business Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

Section 4.17 Taxes.

(a) Except as set forth in Schedule 4.17(a) of the Disclosure Letters, all income and other material Tax Returns required to have been filed by or with respect to the Company, the Business and the Purchased Assets have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly and accurately prepared in all material respects. All income and other material Taxes due with respect to the Company, the Business and the Purchased Assets (whether or not shown to be payable on such Tax Returns) have been paid or will be timely paid, except for Taxes being contested in good faith by appropriate proceedings.

(b) Except as set forth in Schedule 4.17(b) of the Disclosure Letters, Sellers have timely withheld, collected and paid over to the appropriate Taxing Authorities all material Taxes required by Law to be withheld or collected from amounts paid or owing to any employee, equityholders, creditor, holder of securities or other third party, and have complied in all material respects with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto. The Company is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return. The unpaid Taxes of the Company for periods (or portions thereof) ending on or prior to the date of the most recent Financial Statements do not exceed in any material respect the accruals and reserves for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements. The Company has not incurred any Taxes outside of the ordinary course of business since the date of the most recent Financial Statement.

(c) The Company is not a party to or bound by any Tax Sharing Agreement with any Person, nor does the Company have any current contractual liability or obligation to indemnify any other Person with respect to Taxes pursuant to any such Tax Sharing Agreement.

(d) Other than with respect to a Tax Return for which the statute of limitations has expired, (i) the Company has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Income Tax Return (other than the affiliated group that the Company is currently part of), and (ii) the Company does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, by contract (other than a Customary Agreement), or as a transferee or successor (in each case, other than with respect to the affiliated group that the Company is currently part of).

(e) The Company has not been subject to any audit or other proceeding by any Taxing Authority for Taxes, and there are no audits or other proceedings with respect to Taxes of the Company that are currently ongoing, pending, claimed, raised or, to the Knowledge of the Company, threatened in writing; and no material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company that has not been fully and timely paid or is not being contested in good faith by appropriate proceedings.

(f) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority within the three year period immediately preceding the date hereof with respect to the Company.

(g) Within the past six (6) years, no written claim has been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or required to file any Tax Return in that jurisdiction. The Company has not, and never has had, any branch, agency or permanent establishment outside of the United States. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(h) There are no Encumbrances for Taxes upon any of the Purchased Assets or any asset of the Company except for Permitted Encumbrances.

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (v) installment sale made prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date.

(j) The Company is not nor has ever been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations or any similar provision of state or local Tax Law.

(k) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two years prior to the date hereof or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l) Since April 1, 2013, the Company has been properly classified as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(m) The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act.

(n) The Canadian Seller has collected and remitted all GST/HST, QST, PST and other Taxes it was required to collect and remit.

(o) The Canadian Seller is not a non-resident of Canada for the purposes of the Tax Act, and is registered under Part IX of the ETA with respect to GST/HST and under the QSTA with respect to QST and its registration numbers are respectively 10498 9959 RT0001 and 100182 5956 TQ0008.

(p) The Company is not a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) or 951A(a) of the Code.

(q) There are no closing agreements, ruling requests, subpoenas or similar arrangements with any Governmental Authority with respect to the determination of the Tax liability of the Company that would have continuing effect on periods (or portions thereof) ending after the Closing Date.

Section 4.18 Environmental Matters.

(a) Except as set forth in Schedule 4.18 of the Disclosure Letters, (i) as of the date of this Agreement, the Business is, and since January 1, 2019 has been, in material compliance with all applicable Environmental Laws and has obtained and is, and since January 1, 2019 has been, in material compliance with all Environmental Permits required for the Company or the Business and (ii) there are no written claims alleging material violation of or liability pursuant to any Environmental Law pending or threatened against the Company or the Business.

(b) There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or the Business under any Environmental Laws.

(c) To the Knowledge of the Company, neither the Company nor any other Person to the extent giving rise to liability for the Company or the Business has released disposed or arranged for disposal of, transported, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material, in each case so as to give rise to any material liability under any Environmental Laws for the Company or the Business.

(d) Neither the Company (nor Sellers or their Affiliates with respect to the Business) have assumed, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person under Environmental Laws.

(e) The representations and warranties contained in Sections 4.3, 4.6, 4.7, 4.10 and this Section 4.18 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Company or the Business.

(f) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of or prior to the date hereof relating to pollution or protection of the environment, or to public or worker health or safety (regarding any Hazardous Material);

(ii) “Environmental Permits” means all Permits under any Environmental Law;

(iii) “Hazardous Material” means any material, substance or waste for which liability or standards of conduct are imposed under any Environmental Law, including petroleum, asbestos and per- and polyfluoroalkyl substances.

Section 4.19 Material Contracts; Customers and Suppliers.

(a) Schedule 4.19(a) of the Disclosure Letters contains a complete and correct list of the following Contracts and agreements to which the Company is a party or by which it or the Business is bound (such Contracts and agreements, other than purchase orders and invoices made in the ordinary course of business and other than Contracts relating to the Excluded Assets, as described in this Section 4.19(a) being “Material Contracts”):

(i) all Contracts or agreements that provide for payment or receipt by the Company, the Business or the Canadian Seller of more than $2,000,000 in the aggregate in the year ended December 31, 2021;

(ii) all Contracts and agreements that materially (A) limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Business to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) limit the Business from freely setting prices for the Business’ products or services (including Contracts that grant a third Person “most favored nations” status);

(iii) Contracts under which the Company or any Seller is a lessee of or holds or operates any real or tangible property owned by any other Person and that is primarily used in the Business, except for any contract or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv) all Contracts or agreements relating to the settlement, conciliation or similar resolution of any Action or administrative or judicial proceedings involving (A) the Business within the past three years and (B) payments or other consideration in excess of $250,000, including any such Contracts with Governmental Authorities;

(v) all Collective Bargaining Agreements;

(vi) all Contracts for the employment or engagement of any Business Employee or director, officer, or independent contractor of the Business providing for annual compensation in excess of $250,000;

(vii) all merger, asset or stock purchase or divestiture Contracts relating to the Company or the Business consummated within the past three years under which the Business has any continuing material obligations;

(viii) all Contracts for capital expenditures of the Business in excess of $1,000,000 in any consecutive twelve (12)-month period after the date hereof;

(ix) all Contracts evidencing Indebtedness for borrowed money or evidenced by note, bond, debenture or a similar instrument, and any letter of credit or guarantee by the Business of Indebtedness for borrowed money or evidenced by note, bond, debenture or a similar instrument of any other Person except as set forth on Schedule 6.7 of the Disclosure Letters, and any receivables sale agreement, any sale and leaseback agreement or any capital lease or any loan by the Company to any other Person;

(x) all Contracts that prevent, limit or otherwise restrict the ability of the Company to declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to the Interests or any equity interests of the Company;

(xi) all Contracts with respect to a joint venture or constituting a material partnership agreement of the Company;

(xii) all Contracts of the Company or the Business with any Governmental Authority;

(xiii) all Contracts or agreements providing for (A) a license to the Company or, with respect to the Business, to any of the Sellers and their Affiliates of Intellectual Property used or held for use primarily in the Business (other than non-exclusive object code license agreements with respect to unmodified, commercially available “off-the-shelf” software, “click-through” software, or “shrink-wrap” software, in each case for an aggregate annual license fee of under $100,000 per title and Open Source Software licenses); (B) a license by the Company or, with respect to the Business, by any of the Sellers and their Affiliates for Intellectual Property to any Person (other than nonexclusive licenses of Intellectual Property granted to customers of the Business in the ordinary course of business); and (C) providing for the assignment of Intellectual Property in favor of or the development or co-development of Intellectual Property used or held for use primarily in the Business for the benefit of, the Company or, with respect to the Business, any of the Sellers and their Affiliates (other than employee assignments of Intellectual Property in favor of the Company or any of the Sellers or their Affiliates executed on the Company’s, the Sellers’ or their Affiliates’ form employment agreements in the ordinary course); and

(xiv) all shareholder agreements of the Company.

(b) Schedule 4.19(b) of the Disclosure Letters sets forth the ten largest customers (based on revenue per customer) of the Business (the Contracts relating to such customers, the “Customer Contracts”) and the ten largest suppliers (based on payables) of the Business (the Contracts relating to such suppliers, the “Supplier Contracts”), in each case for the 12-month period ending December 31, 2021. Since January 1, 2019, no such customer or supplier has (i) canceled or otherwise terminated its relationship with the Business, (ii) materially reduced the amount of business transacted with the Business or (iii) provided written notice to the Company, the Sellers or their Affiliates of its intention to do any of the foregoing in clause (i) or (ii).

(c) Each Material Contract, Customer Contract and Supplier Contract is valid and binding on the Sellers or the Company, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. None of the Sellers or the Company is in material breach of, or default under, any Material Contract, Customer Contract or Supplier Contract to which it is a party.

(d) Other than as set forth on Schedule 4.19(d) of the Disclosure Letters, the Company is not bound by a Contract where the Company only uses one supplier for such component.

Section 4.20 Brokers. Except for Centerview Partners, the fees, commissions and expenses of which will be paid by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions and the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers or the Company.

Section 4.21 Certain Payments.

(a) Except as set forth in Schedule 4.21(a) of the Disclosure Letters, since January 1, 2019, none of the Company nor, with respect to the Business, any of the Sellers or their Affiliates nor, to the Knowledge of the Company, any of its directors, executives or any representatives, agents or employees acting on behalf of the Business (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Business, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d), or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, except, in each case, for any such actions, violations, or other occurrences that would not be material to the Business, taken as a whole.

(b) Since January 1, 2019, neither the US Seller nor any of its Subsidiaries has received, with respect to the Business, any written communication notifying it of any material violation of applicable anti-corruption Laws, nor has the US Seller or any of its Subsidiaries made any written disclosure to any Governmental Authority confirming non-compliance with any applicable anti-corruption Laws. The Business has adopted, maintained and adhered to policies and procedures and systems of internal controls adequate to comply with the anti-corruption Laws.

Section 4.22 Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.23 Bank Accounts; Powers of Attorney. Schedule 4.23 of the Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), and (b) a true and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective Representatives of the Company having signatory power with respect thereto. There are no Persons holding general or special powers of attorney from the Company.

Section 4.24 Exclusivity of Representations and Warranties(a) . Neither the Company nor any of its Affiliates or Representatives or any Seller is making any representation or warranty on behalf of the Company or the Business of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article IV, in Article III or the US Seller Officer Certificate, and the Company and each Seller hereby disclaims any such other representations or warranties. Notwithstanding anything herein to the contrary, neither the Sellers nor the Company makes any representations and warranties in this Article IV, in Article III or in the US Seller Officer Certificate relating to Excluded Assets or Excluded Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers and the Company as follows:

Section 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the Transactions have been duly and validly authorized by the applicable governing body of Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the Transactions, do not and will not, (i) conflict with or violate the organizational documents of the Buyer, (ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract to which the Buyer is a party, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the Transactions or the Ancillary Agreements, or that arise as a result of any facts or circumstances relating to the Sellers or any of its Affiliates.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the Transactions, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the Transactions or the Ancillary Agreements.

Section 5.4 Financing.

(a) The Buyer has delivered to the Sellers a true and complete copy of the executed Debt Commitment Letter and the related Debt Fee Letters as in effect on the date hereof (with, in the case of the Debt Commitment Letter and any related Debt Fee Letter, only the fee amounts, interest rates, original issue discount, and economic and other economic “market flex” terms redacted, none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Debt Financing on the Closing Date). Neither the Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to funding of the Debt Financing, other than as set forth in the Debt Commitment Letter and the Debt Fee Letter (including any “market flex” provisions set forth therein).

(b) As of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Debt Commitment Letter is in full force and effect against the Buyer and represents a valid, binding and enforceable obligation of the Buyer and, to the Buyer’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter as of the date hereof and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). The Buyer has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or any other party thereto under the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 8.1 and 8.3, the Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in any debt financing documents shall be the conditions set forth in the Debt Commitment Letter as of the date hereof, as the Debt Commitment Letter may be modified in accordance with Section 6.19(b)(i). Assuming the satisfaction of the conditions set forth in Section 8.1 and 8.3, the Buyer has no reason to believe that (A) any of such conditions will not be satisfied or (B) the Debt Financing will not be made available to Buyer on the Closing Date.

(c) The Buyer will have at the Closing access to sufficient immediately available funds to permit the Buyer to consummate the Transactions, and to pay all related fees and expenses. Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the Transactions are not contingent upon its ability to obtain any debt or equity financing, including pursuant to the Debt Commitment Letter.

Section 5.5 Solvency. Assuming satisfaction of the conditions contained in Sections 8.1 and 8.3, and assuming the Company is solvent as of immediately prior to the Closing, immediately after giving effect to the Transactions (including the purchase of the Interests, the refinancing of any Indebtedness contemplated to be repaid or refinanced by the Buyer, and the payment of all related fees and expenses), the Company will be Solvent. “Solvent” means that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of the Company exceeds, as of such date, the sum of all “debts” of the Company, including contingent liabilities, as such quoted terms are generally understood in accordance with applicable federal Law governing the insolvency of debtors; (b) the Company will not have, as of such date, an unreasonably small amount of capital for the operation of the Company; and (c) the Company will be able to pay its debts, including contingent liabilities, as they mature.

Section 5.6 Brokers. Except for Goldman Sachs, the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer.

Section 5.7 Investment Intent. The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act. The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8 The Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Company, the Purchased Assets and the Assumed Liabilities and the Transactions, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Business, the Company, the Purchased Assets and

the Assumed Liabilities in connection with their investigation of the Company and the Transactions. None of the Sellers or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the Business, the Company, the Purchased Assets, the Assumed Liabilities or the accuracy or completeness of any information concerning the Business, the Company, the Purchased Assets and the Assumed Liabilities contained herein or made available in connection with the Buyer’s investigation of the Company, except as expressly set forth in Article III, with respect to the representations made only by a Seller as to itself, and Article IV, with respect to the representations made by the Sellers with respect to the Business, or in the US Seller Officer Certificate, and the Sellers, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by any Seller, the Company, or any of their respective Affiliates or Representatives, except as expressly set forth in Article III, with respect to the representations made only by a Seller as to itself, and Article IV, with respect to the representations made only by the Sellers with respect to the Business or US Seller Officer Certificate. None of the Sellers or their respective Affiliates or Representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use, of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data room”, management presentation, due diligence discussion or in any other form in expectation of, or in connection with, the Transactions. None of the Sellers, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company on an “as is” and “where is” basis, except as otherwise expressly set forth in Article IV. The Buyer acknowledges and agrees that the representations and warranties in Article III and Article IV are the result of arms’-length negotiations between sophisticated parties. Notwithstanding the foregoing, nothing in this Agreement shall limit Buyer’s remedies in connection with a claim for Fraud.

Section 5.9 COVID-19 and Related Matters. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that (a) any determination of the existence of a Material Adverse Effect shall exclude any impact on the Company of COVID-19 or any Public Health Measures (only as set forth in the definition of Material Adverse Effect), and (b) in making any determination as to whether the Company has discharged their obligations to operate in the “ordinary course of business” or use “commercially reasonable efforts” or similar covenants, any actions or omissions shall be assessed based on what is practicable or reasonable in the circumstances created or influenced by COVID-19 or any Public Health Measures.

Section 5.10 Tax Matters. The Buyer or an Affiliate thereof is, or will be effective on the Closing Date, registered under Part IX of the ETA with respect to GST/HST and under the QSTA with respect to QST.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing.

(a) Between the date of this Agreement and the earlier of the termination of this Agreement and the Closing Date, except (i) as contemplated or permitted by this Agreement, (ii) as set forth on Schedule 6.1(a) of the Disclosure Letters or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and the Sellers shall use their reasonable best efforts to operate the Business in the ordinary course of business in all material respects (for the avoidance of doubt, subject to Section 5.10), and the Company and the Sellers shall use their respective commercially reasonable efforts to preserve intact in all material respects its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom they do business and the goodwill of employees and service providers of the Business.

(b) Between the date of this Agreement and the earlier of the termination of this Agreement and the Closing Date, except (i) as otherwise contemplated or permitted by this Agreement, (ii) as set forth on Schedule 6.1(b) of the Disclosure Letters or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise consent (in the case of subsections (vii), (viii), (ix), (xii), (xiv) or (xv), such consent shall not be unreasonably withheld, conditioned or delayed), the Company and, with respect to the Business, the Sellers and their Affiliates (other than the Company) will not:

(i) amend the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, articles of association or equivalent organizational documents of the Company;

(ii) issue or sell any shares or equity interests of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests or declare, set aside or pay any non-cash dividend or other distribution upon respect of its shares of equity interests;

(iii) sell, assign, transfer, lease, license, abandon, encumber or otherwise dispose of or subject to any Encumbrance (other than Permitted Encumbrances), any material Company IP to any Person except for non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(iv) acquire any Person or division thereof or any assets or sell, assign, transfer, lease, license, abandon, encumber or otherwise dispose of or subject to any Encumbrance any assets, in each case that is material, individually or in the aggregate, to the Business, taken as a whole, in each case other than inventory, raw materials, finished goods, supplies and packaging materials in the ordinary course of business;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(vi) enter into any new facilities for indebtedness for borrowed money or issue any debt securities with respect to the Company;

(vii) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $500,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 that will bind the Company or the Business;

(viii) affirmatively terminate any Material Contract or, except in the ordinary course of business consistent with past practice, enter into or amend in any material respect or waive any material rights under any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;

(ix) except to the extent required by applicable Law and for any Benefit Plan in effect as of the date hereof, (1) increase or decrease the compensation or benefits of any Business Employee, Former Business Employee, director, officer or independent contractor of the Business, other than base salary or wage increases in the ordinary course of business consistent with past practice for such persons not earning base compensation in excess of $150,000 annually, (2) establish, adopt, enter into, amend, modify, or terminate any Transferred Benefit Plan or any Seller Benefit Plan (other than for such actions with respect to a Seller Benefit Plan as are generally applicable to all participants in such plan and do not materially increase the liabilities of the Business with respect thereto), (3) take any action to withdraw (whether partially or completely) from any Multiemployer Plan or otherwise incur any withdrawal liability (within the meaning of Title IV of ERISA), (4) accept the transfer of the sponsorship of any plan, program, policy, agreement or arrangement that is not a Transferred Benefit Plan from Seller or any of its ERISA Affiliates or transfer the sponsorship of any Transferred Benefit Plan to Seller or any of its ERISA Affiliates, or (5) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Business Employee, Former Business Employee, or director, officer, or independent contractor of the Business;

(x) enter into, extend or modify any Collective Bargaining Agreement outside the ordinary course of business and consistent with past practice; or recognize or certify any Employee Representative or group of employees as the bargaining representative for any Business Employees;

(xi) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, salary or wage reductions, material work schedule changes or other such actions that would implicate the WARN Act;

(xii) hire, engage, terminate (without cause), furlough, or temporarily layoff any Business Employee or independent contractor of the Business with annual base compensation in excess of $250,000;

(xiii) other than in connection with an individual’s exercise of his or her rights under a Collective Bargaining Agreement, (A) modify the job duties of (1) a Business Employee such that he or she is no longer a Business Employee or (2) any other employee of the Company, the Sellers or their Affiliates such that he or she would be considered a Business Employee, or (B) transfer any employee into or out of the Company (for the avoidance of doubt, other than as provided in Section 7.1);

(xiv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Business Employee, Former Business Employee (in its capacity as such), or current or former independent contractor of the Business;

(xv) make any change in any method of accounting or accounting practice or policy applicable to the Company, except as required by applicable Law or GAAP (which requirements shall include those principles relating to the preparation of the Financial Statements);

(xvi) make, rescind or change any material Tax election or settle or compromise any material Tax liability, change its taxable year, change any method of accounting for Tax purposes, file any material amended Tax Return, enter into any closing agreement or tax ruling, settle, compromise, concede or abandon any material Tax claim or assessment, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any automatic extension of the due date of a Tax Return), in each case, other than as (i) required by applicable Law, (ii) would not reasonably be expected to affect the liability for Taxes of the Company for a post-Closing Tax period or (iii) is generally applicable to a group filing a consolidated, combined, unitary or other group Tax Return that includes US Seller or any of its Affiliates; or

(xvii) discharge, settle or satisfy any Actions, other than for amounts, individually or in the aggregate, not to exceed $250,000 (in excess of third-party insurance) that does not impose any material ongoing non-monetary obligation or limitations on the Business; or

(xviii) agree or commit to do any of the foregoing.

Section 6.2 Covenants Regarding Information.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, upon reasonable notice, the Company and the Sellers shall afford the Buyer and its Representatives reasonable access to the personnel (subject to Section 6.14) properties, offices, plants and other facilities, books and records of the Company and the Business for any reasonable purpose related to this Agreement and the Transactions; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s or the Business’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business and shall be subject to any limitations resulting from any Public Health Measures; provided further, that with respect to any properties, plants or other facilities of the Business, any such access shall not include access for the purpose of conducting any real property assessments, environmental sampling analysis or other intrusive testing of any such properties, plants or other facilities without the prior written consent of the US Seller, except as may be required under the Connecticut Transfer Act. Notwithstanding anything to the contrary in this Agreement, the Company and the Sellers shall not be required to provide access to any information to the Buyer or its Representatives if the Company or a Seller

determines, in its sole discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding agreement entered into prior to the date hereof, (iii) the information to be accessed is pertinent to any litigation or other dispute or Action in which a Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature upon determination of counsel, or (v) the information to be accessed relates to any consolidated, combined or unitary Tax Return filed by the Sellers, the Company or any of their Affiliates or any of their respective predecessor entities.

(b) In order to facilitate the resolution of any claims made against or incurred by the Sellers (as it relates to the Business), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the Seller’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records; provided, that the Buyer shall notify the Sellers in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Sellers the opportunity to copy such books and records in accordance with this Section 6.2(b).

Section 6.3 Intercompany Arrangements.

(a) Buyer acknowledges that the Company currently receives Overhead and Shared Services from other business units of Sellers and their Subsidiaries that are not part of the Transactions, except as set forth in an Ancillary Agreement. Except as set forth in Schedule 6.3 of the Disclosure Letters and except for this Agreement and the Ancillary Agreements, and the agreements referred to therein, Buyer further acknowledges that, as it relates to the Business, all such Overhead and Shared Services shall cease, and the Sellers hereby agree that all intercompany and intracompany accounts, indebtedness, transactions or Contracts between the Company, on the one hand, and the Sellers and their Affiliates (other than the Company), on the other hand, shall be, pursuant to the Termination Agreement, if applicable, canceled, settled, offset, capitalized or otherwise eliminated prior to the determination of Indebtedness for purposes of calculating the Purchase Price, without any consideration or further liability to any party including Buyer, and without the need for any further documentation, prior to the Closing.

(b) In the event that any Seller or any of its Affiliates receives any payments on behalf of the Company or the Business after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, the Buyer or its designee as promptly as practicable, but no later than 30 days, after receipt thereof. In the event that the Company or its Affiliates receive any payments on behalf of any business of the Sellers or any of its Affiliates (other than the Company or the Business) after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, the US Seller or its designee as promptly as practicable, but no later than 30 days, after receipt thereof.

Section 6.4 Confidentiality.

(a) From and after the date hereof, the confidentiality agreement dated February 26, 2022 between the Buyer Parent and the US Seller (the “Confidentiality Agreement”), shall continue in full force and effect in accordance with its terms (notwithstanding Section 14(b) therein); provided, however, that the confidentiality obligations of the Buyer with respect to Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement shall terminate as of the Closing Date, but only in respect of that portion of the Confidential Information to the extent relating to the Business.

(b) From the date hereof and until the second anniversary of the Closing Date, the Sellers shall, and shall cause their Affiliates and Representatives to, treat confidentially and not disclose any Confidential Information of the Business unless such Seller receives a request, or is legally required, to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, regulation, governmental proceeding or stock exchange rule, in which case such Seller will (i) except to the extent prohibited by applicable law, promptly notify the Buyer of such request or requirement so that the Buyer may seek a protective order or other appropriate remedy (at its cost and expense) and (ii) if disclosure of such information is required (x) disclose only that portion of the Confidential Information that is legally required to disclose and (y) exercise reasonable best efforts to assure that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Section 6.4(b), Confidential Information of the Business will have the meaning set forth in the Confidentiality Agreement, excluding clause (a) of the proviso of that definition that excludes information already in the possession of the recipient and clause (b) of that definition.

(c) If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the Sellers consent and agree that any information otherwise subject to the Confidentiality Agreement may be shared with and delivered to the Financing Related Parties and rating agencies (in each case, subject to customary confidentiality arrangements).

Section 6.5 Consents and Filings.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Transactions at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Transactions; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any Antitrust Law raised by any Governmental Authority and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Authority that would prevent, prohibit, restrict or delay the consummation of the Transactions.

(b) In furtherance and not in limitation of the provisions of Section 6.5(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act. The Buyer shall pay all filing fees for the filings required under the HSR Act.

(c) If a party receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or the Transactions, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request or communication.

(d) The parties shall keep each other apprised of the status with respect to the matters set forth in this Section 6.5 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Authority, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all communications with such Governmental Authorities. In particular, to the extent permitted by Law or Governmental Authority, no party will make any notification in relation to the regulatory approvals and consents contemplated hereunder without first providing the other party with a copy of such notification in draft form (excluding the parties’ notification and report forms pursuant to the HSR Act) and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Authorities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the Transactions;

(iii) promptly notifying each other of any communications from or with any Governmental Authority with respect to the matters set forth in this Section 6.5 and ensuring to the extent permitted by Law or Governmental Authority that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Authority with respect thereto;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Transactions.

(e) In addition, the Buyer shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the Transactions by using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the Transactions.

(f) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of the Buyer under this Section 6.5 shall include the Buyer committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Buyer and its Subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of the Business contemporaneously with or subsequent to the Closing; (iii) permitting the Company or any Seller to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Business; provided that any such action that is agreed to or that becomes effective prior to the Closing shall be subject to Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed (taking into account Buyer’s obligations under this Section 6.5); (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Business or conducting business arrangements or terminating any and all existing relationships and contractual rights and obligations and (v) obtaining prior approval or other approval from a Governmental Authority, or submitting a notification or otherwise notifying any Governmental Authority, prior to consummating any future transaction (other than the Transactions) as a condition to obtaining any and all expirations of waiting periods under the HSR Act or other Antitrust Laws or consents from any Governmental Authority necessary to consummate the Transactions, so long as such commitment, obligation, requirement, condition, understanding, agreement or order is binding on Buyer or its Subsidiaries only in the event the Closing occurs. All efforts described in this Section 6.5(f) shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 6.5 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(g) Notwithstanding the foregoing, commercially or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial or competitively sensitive information has been redacted available to the other party.

(h) For the avoidance of doubt, in the event either party receives a letter from any Governmental Authority stating that although the waiting period under the HSR Act applicable to the Transactions will soon expire, the Governmental Authority has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Authority to the same effect shall not be a basis for asserting that any condition to closing under Article VIII hereof has not been satisfied.

(i) Certain consents and waivers with respect to the Transactions may be required from parties to Contracts to which the Sellers or the Company is a party that have not been and may not be obtained. Prior to the Closing, upon request of Buyer, the Sellers will use commercially reasonable efforts to obtain any necessary consent or approval from a third party required to transfer any Purchased Assets, and will reasonably cooperate and coordinate with Buyer in obtaining such consents or approvals. The Sellers shall not have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Transactions or because of the termination of any Contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VIII.

Section 6.6 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto. Sellers acknowledge that Buyer Parent may conduct an investor relations presentation in connection with the execution of this Agreement (subject to US Seller’s prior review of such materials and Buyer’s good faith consideration of any comments from US Seller) and that the initial press releases of the Buyer Parent and the US Seller with respect to this Agreement and the Transactions shall be substantially the form attached hereto as Exhibit F-1 and Exhibit F-2.

Section 6.7 Release of Guarantees. Buyer acknowledges that the US Seller and certain of its Affiliates have in place the letters of credit, performance bonds and other surety obligations identified on Schedule 6.7 of the Disclosure Letters (the “Surety Arrangements”). The parties will use commercially reasonable efforts to effect at Closing the assumption by Buyer or an Affiliate of Buyer of the Surety Arrangements, including negotiating in good faith with any issuer of such bonds a “swap letter” or other novation arrangement or other replacement documentation. If the assumption or novation of such Surety Arrangements is not completed as of the Closing, the US Seller or its Affiliates will remain liable after Closing (subject to the immediately following sentence), until the earlier of (a) such time as the projects associated with such Surety Arrangements are completed or abandoned, (b) such time as such Surety Arrangements terminate in accordance with their terms, without amendment or extension, or (c) Buyer is able to secure replacements for such Surety Arrangements, which it will use its commercially reasonable efforts to do so as promptly as practicable after the Closing, and in any event (x) with respect to Bond 015043087 regarding Honolulu Rail Transit Project, HRH-CCO-087 (SAT-CCO-003), no later than six months following the Closing and (y) with respect to all other Surety Arrangements, no later than 90 days following the Closing. Buyer agrees that it will indemnify the US Seller and its Affiliates from and against any liabilities from and against any draw-down or claims on or with respect to such Surety Arrangements, including any additional surety premiums due for Surety Arrangements in force, from and after the Closing.

Section 6.8 Directors’ and Officers’ Indemnification.

(a) The Buyer agrees that all rights to indemnification, exculpation or advancement now existing in favor of the directors, officers and employees of the Company that are Transferred Business Employees, as provided in the Company’s certificate of incorporation, bylaws or other similar governing documents, whether asserted or claimed prior to, at or after the Closing (including, for the avoidance of doubt, in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any of the foregoing), shall survive the Closing and shall continue in full force and effect for a period of not less than six years and the Company or the Buyer will perform and discharge the obligations to provide such indemnity, exculpation and advancement after the Closing solely with respect to Business Employees; provided, however, that all rights to indemnification, exculpation and advancement in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s certificate of incorporation, bylaws or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers or employees of the Company and are Business Employees.

(b) For a period of six years from the Closing Date, the Buyer shall provide coverage to all eligible personnel under Buyer’s policies of directors’ and officers’ liability insurance.

(c) Each of the Buyer and US Seller covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company, in its capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the Transactions.

(d) In the event Buyer, the Company, the Business or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.8.

(e) The provisions of this Section 6.8 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.8 is intended to benefit the directors and officers of the Company and the Business, each of whom may enforce the provisions of this Section 6.8 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence is intended to be a third party beneficiary of this Section 6.8.

Section 6.9 Tax Matters.

(a) Buyer and Sellers shall bear sales, use, goods and services, value added, GST/HST, QST, PST, transfer, register, stamp, registration, documentary, excise, real property transfer or gains, mortgage, recordation or similar Taxes (including all interest and penalties and additions imposed with respect to such amounts) (collectively, “Transfer Taxes”) incurred as a result of the Transactions as follows: (i) subject to Section 6.9(k), GST/HST, QST and any other Transfer Taxes that are fully recoverable by the Buyer shall be borne 100% by Buyer; (ii) subject to Section 6.9(l), GST/HST, QST and any other Transfer Taxes that are fully recoverable by a Seller shall be borne 100% by such Seller; and (iii) all other Transfer Taxes shall be borne equally (50%/50%) by Buyer and Sellers. The party required under applicable Law to file a Tax Return with respect to a Transfer Tax that is borne by the parties equally hereunder shall file such Tax Return and shall pay the required Transfer Tax, subject to potential reimbursement in whole or in part by the other party in accordance with the prior sentence. Buyer and each Seller will cooperate in minimizing Transfer Taxes and filing the necessary Tax Returns and other documentation with respect to all such Transfer Taxes. All sums payable under this Agreement are exclusive of value added tax (if any). If any payment under this Agreement constitutes the consideration for a taxable supply by any Seller for value added tax purposes, then the relevant Seller shall use reasonable endeavors to provide to Buyer a valid value added tax invoice or other sufficient documentation in order to allow the Buyer to claim any application input tax credits, refunds, rebates or similar reimbursement. The Buyer and the Sellers agree to cooperate, acting reasonably, to eliminate or minimize any Transfer Taxes payable on the Closing Date in a lawful manner (including the filing of the sales tax election provided for in Section 6.9(k) herein and any other available PST exemptions).

(b) To the extent that such actions likely could have an adverse impact on a Seller, none of the Buyer or its Affiliates (including the Company) shall (except, in each case, as required by applicable Law) without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned, or delayed) (i) carry back any net operating loss or other Tax attribute or item from a taxable year or taxable period commencing after the Closing Date to a taxable year or taxable period ending on or before the Closing Date or (ii) make or change any Tax election, file or amend any Tax Return, initiate any voluntary disclosure with respect to Taxes, or agree to extend or waive any statute of limitations, take any Tax position on any Tax Return, take any action, omit to take any action relating to Taxes, in each case with respect to a Pre-Closing Tax Period.

(c) Any transactions involving the Company that are not in the ordinary course of business occurring on the Closing Date but after the Closing shall be reported on the Buyer’s Tax Returns to the extent permitted by applicable Law or on the post-Closing separate company returns of the Company (if the Company does not file a Tax Return with the Buyer), and shall be similarly reported on all other Tax Returns of the Buyer or its Affiliates.

(d) The Sellers and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to the Company, the Purchased Assets, the Business, and the Assumed Liabilities, including maintaining and making available to each other all records relating to the Purchased Assets, the Business, and the Assumed Liabilities

necessary in connection with Taxes. The Buyer shall or shall cause the Company to execute such documents as reasonably requested by the Sellers with respect to any pre-closing Tax Return relating to the Purchased Assets, the Business, and the Assumed Liabilities or audit thereof. Notwithstanding anything herein to the contrary, the Sellers shall disclose all information reasonably necessary for the Buyer to prepare such Tax Returns (and defend any audit thereof).

(e) Buyer shall prepare and deliver to the Seller, not less than three (3) Business Days before the Closing Date, a preliminary allocation of the Estimated Purchase Price among each Seller and the allocated value to each asset on which a Transfer Tax may be reasonably imposed (the “Preliminary Allocation Certificate”) and, in the case of the Canadian Seller, among each Purchased Assets relating to the Business in Canada. Any adjustment to the Estimated Purchase Price related to a specific asset shall be allocated to such asset and any adjustment to the Estimated Purchase Price not related to a specific asset shall be allocated in accordance with the relative amounts set forth in the Preliminary Allocation Certificate.

(f) Within 90 days after the Purchase Price shall have been deemed to be final pursuant to Section 2.9 herein, Buyer shall deliver to Sellers a certificate which shall allocate the Purchase Price and the Assumed Liabilities among the Company and the Purchased Assets for income Tax purposes in accordance with the principles of Section 1060 of the Code and Treasury Regulations thereunder and any analogous or similar provisions of non-U.S. Tax Law (the “Allocation Certificate”), which Allocation Certificate shall be prepared consistent with the Preliminary Allocation Certificate. The Allocation Certificate shall be deemed to be final unless Sellers notifies Buyer of any objection to the Allocation Certificate within 30 days after receipt of the Allocation Certificate from Buyer. The parties shall negotiate in good faith to resolve all disputed items in the Allocation Certificate. If the parties resolve all such disputed items within 15 days after Sellers notifies Buyer of such objection, the Allocation Certificate as modified to reflect such resolution shall be deemed to be final. If the parties are unable to resolve all such disputed items during such 15 day period, the unresolved disputed items shall be submitted to the Independent Accounting Firm for resolution in accordance with 2.9, and the Allocation Certificate as modified to reflect the Independent Accounting Firm’s determination shall be deemed to be final. Except as otherwise required by applicable Law, the Buyer and Sellers shall (and Buyer shall cause its Affiliates to) report the national, federal, state, provincial and local income and other Tax consequences of the Transactions in a manner consistent with the Allocation Certificate as finally determined in accordance with this clause (f). Except as otherwise required by applicable Law, neither the Buyer nor the Sellers shall (nor shall the Buyer permit its Affiliates to) take a position inconsistent with the Allocation Certificate, if any, on any Tax Return or Tax filings.

(g) Preparation of Tax Returns for Pre-Closing Tax Periods.

(i) US Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all taxable periods ending on or before the Closing Date that are Income Tax Returns and that are prepared on a consolidated, unitary, or combined basis and that include the US Seller or any of its Affiliates.

(ii) Buyer shall prepare, or shall cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company (other than the Tax Returns that are prepared by the US Seller pursuant to Section 6.9(g)(i)) that are required to be filed after the Closing Date. To the extent that any Tax Returns prepared pursuant to the immediately preceding sentence could reasonably be expected to adversely affect the US Seller with respect to the calculation of Indebtedness or Transaction Expenses, then Buyer shall provide US Seller with drafts of all Tax Returns prepared by it pursuant to this Section 6.9(g)(ii) at least thirty (30) days prior to the due date for filing date thereof, provided that in the case of any such Tax Returns that are due within 30 days after the Closing, Buyer shall provide any such Tax Returns to US Seller as soon as practicable after the Closing Date. US Seller shall have the right to review and provide comments on Tax Returns during the fifteen (15)-day period following the receipt of such Tax Returns (or shorter period taking into account the due date for the Tax Return). US Seller and Buyer shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 6.9(g)(ii) and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Returns) by the Independent Accounting Firm (or such other third party as may be mutually agreed by Buyer and US Seller). Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and US Seller. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which Buyer deems correct, provided that such Tax Return shall be amended promptly if and to the extent necessary to reflect the resolution of such dispute and such original filing shall be without prejudice to US Seller’s rights and obligations under this Section 6.9.

(h) The Buyer and the US Seller intend that the Transactions are structured in a manner that causes the Tax year of the Company to end as of the Closing Date for U.S. federal income tax purposes and, to the extent permitted under applicable state income tax Law, for state income tax purposes. For the avoidance of doubt, the parties acknowledge and agree (i) that for U.S. federal income tax purposes, the taxable year of the Company that ends on the Closing Date, in accordance with Treasury Regulations Section 1.1502-76, shall not constitute a Straddle Period and (ii) that the Company shall be included in the consolidated U.S. federal income tax return of the US Seller for the portion of the calendar year in which the Closing Date occurs. For purposes of this Agreement, in the case of any Straddle Period, and for purposes of calculating Accrued Standalone Income Taxes, (i) any property Taxes or other ad valorem Taxes for the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such property Taxes or other ad valorem Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the portion of the Straddle Period ending on the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date. In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(i) In the event (i) Buyer (or its Affiliates) or (ii) US Seller (or its Affiliates) receives notice of any pending or threatened Tax audits or assessments by any Taxing Authority or other disputes or proceeding concerning Taxes (“Tax Contests”) with respect to which the other party may incur liability, the party in receipt of such notice shall promptly notify the other party of such matter in writing.

(j) US Seller shall have the sole right, at its own expense, to represent the interests of the Company in any Tax Contests with respect to Income Taxes of the Company arising as a result of having been a member of any consolidated, combined, unitary or other tax group that includes US Seller or any of its Affiliates.

(k) US Seller shall have the right, at its own expense, to participate in any Tax Contests with respect to Taxes or Tax Returns of the Company for Pre-Closing Tax Periods that are not described in Section 6.9(i) to the extent that any such Tax Contest could reasonably affect the calculation of Accrued Standalone Income Taxes, and no such Tax Contest shall be settled without the prior written consent of US Seller (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the US Seller’s right under this Section 6.9(k) shall cease upon the final determination of the Final Closing Statement.

(l) Notwithstanding Section 6.9(a), if available, the Buyer or an Affiliate and the Canadian Seller shall jointly execute elections, in a timely manner, under section 167 of the ETA and section 75 of the QSTA (and under the equivalent or corresponding provisions of any other applicable provincial statute) with respect to the sale, assignment and transfer of the Purchased Assets by the Canadian Seller. The Buyer or an Affiliate and the Canadian Seller shall make the elections in the prescribed forms containing the prescribed information, and such election forms shall be filed by the Buyer or an Affiliate in compliance with the requirements of the ETA under the equivalent or corresponding provisions of any other applicable provincial statute including the QSTA. The Buyer or an Affiliate shall indemnify and hold the Canadian Seller harmless from and against any Taxes payable under the ETA and the QSTA and any penalty or interest in respect thereof which may be payable by or assessed against the Canadian Seller as a result of or in connection with Canadian Seller’s failure to collect the applicable Taxes payable under the ETA and the QSTA and under the equivalent or corresponding provisions of any other applicable provincial statute on the sale of the Purchased Assets, including any such Taxes, penalties and interest arising as a result of any failure or refusal by any Governmental Authority to accept such election or on the basis that such election was inapplicable, invalid or not properly made.

(m) If available, the Buyer or an Affiliate and the Canadian Seller shall elect jointly in the prescribed form under section 22 of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial statute as to the sale of accounts receivable and designate in such election an amount equal to the portion of the purchase price payable to the Canadian Seller for the Purchased Assets acquired and Assumed Liabilities assumed by the Buyer or an Affiliate to the accounts receivable as determined pursuant to Section 6.9(e). This election, or these elections, shall be made within the time prescribed for such elections.

(n) The Buyer or an Affiliate and the Canadian Seller shall jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial statute, in the prescribed forms and within the time period permitted under the Tax Act and under any other applicable provincial territorial statute, as to such amount paid by the Canadian

Seller to the Buyer or an Affiliate for assuming future obligations. In this regard, the Buyer or an Affiliate and the Canadian Seller acknowledge that a portion of the Purchased Assets transferred by the Canadian Seller pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial or territorial statute is being transferred by the Canadian Seller as a payment for the assumption of such future obligations by the Buyer or an Affiliate.

(o) The Buyer or an Affiliate and the Canadian Seller hereby waive compliance by the Canadian Seller with Bulk Sale Laws in connection with the sale of the Purchased Assets to the Buyer or an Affiliate. The Sellers shall indemnify and hold the Buyer or an Affiliate harmless from and against any and all liabilities or obligations related to the failure to comply with Bulk Sales Laws in connection with the sale of the Purchased Assets.

(p) The parties acknowledge and agree that for purposes of Section 56.4 of the Tax Act (i) no portion of the Purchase Price shall be allocated to the restrictive covenants set forth in Section 6.12; and (ii) the restrictive covenants set forth in Section 6.12 are integral to this Agreement and shall be granted to maintain or preserve the value of the Purchased Assets. At the written request of the Seller, the Buyer or an Affiliate shall duly and timely execute a joint election with the Canadian Seller under Section 56.4 of the Tax Act and any equivalent or corresponding provision under applicable provincial or territorial tax legislation in the prescribed form and manner and containing the prescribed information.

(q) The Sellers agree to prepare and properly execute an IRS form 8832 to check-the-box of the Company so that the Company is classified and treated as disregarded for U.S. federal income tax purposes at least one Business Day prior to the Closing Date, and US Seller shall provide such executed IRS form 8832 to Buyer on or prior to the Closing Date. Buyer shall execute and file such IRS form 8832 within ten (10) Business Days after the Closing Date, and Buyer shall provide the US Seller a copy of the filed IRS form 8832 along with proof of mailing. Buyer shall also provide US Seller a copy of the confirmation of the check-the-box election from the IRS within ten (10) Business Days after Buyer receives such written confirmation. The parties agree that for U.S. federal and applicable state and local Income Tax purposes, as of the Closing Date, the Company shall be classified and treated as disregarded from US Seller and that the acquisition of the Company shall be treated for U.S. federal and applicable state and local Income Tax purposes as the acquisition of the assets of the Company.

Section 6.10 RESERVED.

Section 6.11 Insurance.

(a) Except as expressly provided in Section 6.11(b), from and after the Closing, the Company and the Business shall cease to be insured by the Seller Policies, and none the Company, its Subsidiaries, the Purchased Assets, the Business, the Buyer or its Affiliates shall have any access, right, title or interest to or in any such Seller Policies (including to all claims and rights to make claims and all rights to proceeds) to cover assets or liabilities of the Company or its Subsidiaries or the Business, in each case including with respect to all known and incurred but not reported claims above the historical self-insured retention level under such Seller Policies. Sellers and/or their Subsidiaries may, to be effective at the Closing, amend any Seller Policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 6.11. From and after the Closing, the Buyer shall be responsible for securing all insurance it considers appropriate for the Company and the Business. Except as expressly provided in Section 6.11(b), the Buyer further covenants and agrees that it will not, and will cause the Company to not, seek to assert or exercise any rights or claims of any the Company under or in respect of any Seller Policy under which, at any time prior to or at the Closing, the Company has been a named insured.

(b) Notwithstanding the foregoing, following the Closing, if (i) any claims may be made under the category of third-party occurrence-based Seller Policies set forth under the column entitled “Coverage Type” on Schedule 6.11 (the “Occurrence-Based Policies”) with respect to events or circumstances that occurred or existed prior to the Closing and relate to the Company or the Business and (ii) Buyer informs the US Seller in writing in a timely manner of such claim, then the US Seller shall report and pursue (including in respect of a contested claim) such claim in a manner that is at least as favorable to the claimant as the manner in which the US Seller reports and pursues claims by its then-existing Subsidiaries. For the avoidance of doubt, the US Seller shall (at the Buyer’s sole cost and expense) (i) reasonably assist the Buyer and its Affiliates (including the Company and its Subsidiaries) in the pursuit of, and reasonably pursue, and cause its Affiliates to reasonably pursue, any such claims, including submitting all appropriate claim documentation within applicable timeframes and providing all additional information requested by the insurers; and (ii) if insurance proceeds are received by the US Seller or any of its Affiliates in respect of any such claims, cause those proceeds to be promptly remitted to the Buyer; provided, that Buyer shall exclusively bear (and the Sellers and its Affiliates shall have no obligation to repay or reimburse Buyer for) the amount of any deductibles or self-insured retentions associated with claims under the Occurrence-Based Policies, in each case as set forth under the column “Deductible/Self-Insured Retention (SIR)” on Schedule 6.11 of the Disclosure Letter opposite the name of the applicable Occurrence-Based Policy category, and shall be liable for all uninsured or uncovered amounts of such claims, and shall promptly reimburse the US Seller and its Affiliates for all reasonable and documented third-party expenses incurred by the US Seller and its Affiliates in connection with such insurance matter; provided, further, that the US Seller’s obligations with respect to claims under any Occurrence-Based Policy shall be subject to (A) the limitations set forth under the column “Limit Afforded” on Schedule 6.11 of the Disclosure Letter opposite the name of the applicable Occurrence-Based Policy category and (B) the time limitations set forth under the column “Time Limitation for Claims” on Schedule 6.11 of the Disclosure Letter opposite the name of the applicable Occurrence-Based Policy category. If the insurer disputes such claim, then the US Seller shall contest such position of the insurer if, and only if, Buyer pays, without the right to reimbursement, indemnity or set-off, the reasonable and documented third-party costs and expenses of such contest (without regard to the outcome of such dispute) on demand.

Section 6.12 Non-Competition and Non-Solicitation.

(a) For the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the “Restricted Period”), the Sellers shall not, and shall not permit their Subsidiaries to, manufacture, market, sell, install or service automatic doors in the United States, Canada or any other country in which any Non-US Seller conducts the Business (each such activity in the relevant territories, a “Restricted Business”); provided, however, that the foregoing shall not restrict a Seller or any of its Affiliates from:

(i) (A) owning and operating the Excluded Assets and (B) engaging in, owning any interest in, or controlling, managing or operating any Person engaging in, any business operated by the Sellers as of the date hereof that is not the Business, including the Excluded Business;

(ii) engaging in any transaction, including any acquisition, and, pursuant to such acquisition, continuing to hold or own any business or Person engaged in any Restricted Business if such Restricted Business accounts for less than 15% of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally in the year prior to such acquisition;

(iii) acquiring and/or owning, directly or indirectly, an interest of no greater than 15% of the outstanding equity securities in, and thereafter participating in the business of, any Person to the extent such equity securities or aggregate ownership do not give Sellers and their Subsidiaries the right to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such Person; provided that such investment is undertaken by the Stanley Ventures group;

(iv) investing in any fund in which a Seller and/or its Subsidiaries have no discretion with respect to the investment strategy of such fund; or

(v) exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements.

(b) Notwithstanding the foregoing, in the event any Seller or any of its Subsidiaries acquires, merges with or enters into a joint venture or other business combination or transaction with any business or Person, the acquisition of which, or combination with, such business or Person following such acquisition or combination, would violate this Section 6.12 (but for this sentence), such Seller and its Subsidiaries shall not be in violation of this Section 6.12 if within one year of the consummation of such transaction, such Seller or such Subsidiaries divest or enter into a definitive agreement to divest (in whole or in part) the Restricted Business with the result that the Restricted Business would account for less than 15% of the consolidated annual revenues of such acquired business or acquired Person(s), taken as a whole, following such divestment. For the avoidance of doubt and subject to the immediately preceding sentence, nothing in this Section 6.12 shall, or shall be construed to, limit or prohibit the ability of the Sellers or any of their respective Subsidiaries to consummate any acquisition, merger, business combination, joint venture or similar transaction anywhere in the world.

(c) During the Restricted Period, Sellers shall not, and each Seller shall cause each of its Subsidiaries not to, directly or indirectly, actually or attempt to hire, solicit or assist in the solicitation of any individual who on the Closing Date is an employee of the Business with a title of “director” or “senior manager” (or equivalent role) or higher or such individual is a service and installation technician, unless such individual (i) is no longer (and has not for the prior three months been) in the employ of the Business, (ii) approaches a Seller or its Subsidiaries on an unsolicited basis or (iii) is contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency.

(d) Each of the parties understands and acknowledges that immaterial, de minimis or inadvertent violations of this Section 6.12 by a Seller or its Subsidiaries shall not be deemed a breach of this Section 6.12.

(e) Notwithstanding the foregoing, this Section 6.12 shall not restrain or prohibit any activities, actions or conduct of any Person that is not an Affiliate of a Seller.

(f) Each Seller hereby agrees and acknowledges that the non-compete obligations and the non-solicitation obligations under this Section 6.12 are reasonable and equitable as to the subject matter, and the rights and benefits held by the Sellers under this Agreement are adequate for the restrictions contained therein, and the sufficiency of the same is acknowledged by the Sellers. Further, the Sellers acknowledge that a violation of this Section 6.12 may cause the Company, the Business, the Buyer and their respective Affiliates irreparable harm which may not be adequately compensated by money damages. The Sellers therefore agree that in the event of any actual or threatened violation of this Section 6.12, the Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against a Seller or such Affiliate of a Seller to prevent any violations of this Section 6.12.

Section 6.13 Further Assurances; Wrong Pockets.

(a) The Sellers shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Interests and the Purchased Assets. The Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as the Seller may reasonably request to effect, consummate, confirm or evidence the Transactions. The parties agree such actions may include entering into any agreements or instruments providing for the sale, transfer, conveyance, assignment or delivery of any of the Purchased Assets, or the assumption of any Assumed Liabilities, located outside the United States of America or Canada as the parties jointly determine would be required pursuant to requirements of applicable local Law to be documented separately from this Agreement, which agreements shall be negotiated in good faith between the parties, but in all events shall be consistent with the terms of this Agreement and have appropriate provisions to pay the applicable portion of the Purchase Price, as required by applicable Law, in local currency (which will reduce the corresponding obligation to make payment under this Agreement) in such amounts and such countries as jointly determined by the parties; provided, however, that any amounts payable in local currency shall be determined by reference to the applicable spot rate published by Reuters on the date that is three Business Days prior to the Closing Date.

(b) Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset or liability (including any Intellectual Property or Contract) that should have been transferred to the Buyer, either directly or indirectly (through the acquisition of the Interests) pursuant to this Agreement was not so transferred, or any asset or liability (including any Intellectual Property or Contract) unrelated to the Company or the Business or related primarily to the other businesses of the Sellers (other than the Company) was inadvertently transferred to the Buyer or the Company, the Sellers shall, and shall cause their applicable Affiliates to, or the Buyer shall, and shall cause its Subsidiaries to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such asset or liability to the Buyer, the Company, or as the Buyer may direct, or to the Sellers or as the Sellers may direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset or liability in trust for the applicable transferee until such time as such transfer is completed.

(c) For the avoidance of doubt, and in addition to the obligations set forth in Section 6.13(a), in the event that a Business Permit is not transferred to the Buyer on the Closing Date, the Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to reasonably cooperate with and use commercially reasonable efforts to take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence such transfers, or exchange the know-how and knowledge related thereto.

Section 6.14 Contact with Business Relations. Except as set forth on Schedule 6.14 of the Disclosure Letters, the Buyer acknowledges that it is not authorized to, and agrees that it will not, and it will not permit any of its Affiliates to, contact any officer, director, employee, advisor, customer, supplier, distributor, service provider, lessee, lessor or other material business relation of the Company or the Business prior to the Closing with respect to the Company, the Business and the Transactions, in each case, without receiving the prior written consent of the Sellers prior to each such contact, which consent will not be unreasonably withheld, conditioned or delayed.

Section 6.15 Release.

(a) Effective as of the Closing, the Buyer, on the Buyer’s own behalf and on behalf of the Buyer’s past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through the Buyer (each, a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases and forever discharges the Sellers and their past, present and future directors, managers, members, shareholders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person) known or unknown, Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, Contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with the Company or the Business, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing, or in respect of any event occurring or circumstances existing on or prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing, including any claims relating to the entry into this Agreement; provided, however, that the foregoing release does not extend to, include, restrict or limit in any way any claims, rights or remedies under this Agreement or any Ancillary Agreement or with respect to the Transactions. Notwithstanding the foregoing, the Releasing Parties shall not be deemed to have released any claim, defense, fact or circumstance, which Buyer determines after the Closing is necessary or desirable to defend against any Action brought by any director, officer, employee, contractor, or agent or to prosecute any Action against any director officer, employee, contractor or agent relating to the work such individual performed for the Business prior to the Closing. Effective as of the Closing, the Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Without limiting the generality of the foregoing, each Releasing Party waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b) Effective as of the Closing, the Sellers, on their own behalf and on behalf of each of their respective past, present and future agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through the Sellers (each, a “Seller Releasing Party”), hereby absolutely, unconditionally and irrevocably releases and forever discharges the Buyer and its past, present and future directors, managers, members, shareholders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person) known or unknown, Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, Contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with the Company or the Business, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing after the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date, including any claims relating to the entry into this Agreement; provided, however, that the foregoing release does not extend to, include, restrict or limit in any way any claims, rights or remedies under this Agreement or any Ancillary Agreement or with respect to the Transactions. Effective as of the Closing, the Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Without limiting the generality of the foregoing, each Releasing Party waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) Each Releasing Party and Seller Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Releasing Party and Seller Releasing Party acknowledges that the other parties hereto will be relying on the waiver and release provided in this Section 6.15 in connection with entering into this Agreement and that this Section 6.15 is intended for the benefit of, and to grant third party rights to each Releasing Party and Seller Releasing Party to enforce this Section 6.15.

Section 6.16 Background License. Effective as of the Closing Date, Sellers, on behalf of themselves and their Affiliates, hereby grant to the Buyer, its Affiliates, the Company and any of their respective successors or assigns, a non-exclusive, perpetual, irrevocable, sublicenseable, transferable, and royalty-free license under all trade secrets and know how owned by the Sellers and any of their Affiliates as of the Closing Date and used in the conduct of the Business as of the Closing Date (the “Licensed Seller Intellectual Property”) to make, have made, use, import, offer for sale, sell and otherwise dispose of products and services in connection with the operation of the Business (and the reasonable and natural evolution thereof after the Closing). Buyer acknowledges that the Licensed Seller Intellectual Property is the Confidential Information of Seller. Buyer shall, and shall ensure that its Affiliates shall: (a) not use the Licensed Seller Intellectual Property except as contemplated herein; (b) not directly or indirectly disclose, reveal, divulge or communicate the Licensed Seller Intellectual Property other than to its authorized officers, employees, contractors and represntatives who must be directly involved with the Licensed Seller Intellectual Property and who are bound by confidentiality terms at least as restrictive as those in the Confidentiality Agreement; (c) use the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against the unauthorized disclosure of the Licensed Seller Intellectual Property; and (d) promptly notify Seller upon discovery of any unauthorized use or disclosure of the Licensed Seller Intellectual Property and take reasonable steps to regain possession of such Licensed Seller Intellectual Property and prevent further unauthorized actions with respect to such Licensed Seller Intellectual Property.

Section 6.17 Workshops; Call Center. Prior to Closing, US Seller and Buyer shall use reasonable best efforts to establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties coordinate and hold separation planning workshops for SAP/ERP and related systems and devices. Seller agree that no less than two of such workshops shall focus on US Seller’s strategy for the separation of the Business to align with the Buyer’s integration strategy. US Seller and Buyer agree to use reasonable best efforts to include vendors and suppliers in such workshops as mutually agreed. In addition, US Seller and Buyer shall use reasonable best efforts to establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties coordinate and hold integration planning workshops between the date hereof and the date that is 60 days following the Closing, to facilitate the Buyer’s receipt of information technology services and the migration of information technology systems from US Seller to Buyer. US Seller and Buyer agree to use reasonable best efforts to include third parties in such integration workshops as mutually agreed. Certain costs associated with the implementation of the separation plan will be addressed as set forth on Schedule 6.17(a). The parties agree that in connection with the workshops contemplated by this Section 6.17, US Seller will be responsible to produce a draft separation plan and Buyer will be responsible for producing the draft integration plan. In addition, prior to the Closing, the US Seller and its Affiliates shall continue developing the projects set forth on Schedule 6.17(a) in the ordinary course of business consistent with past practices at no cost to the Buyer. Within 15 days of the execution and delivery by the parties of a muatually acceptable data transfer agreement, US Seller shall use reasonable best efforts to complete the items set forth on Schedule 6.17(b). Prior to the Closing, US Seller shall cause the Company to staff, at the same levels and with employees with substantially the same level of training as historically staffed and trained by US Seller and its Affiliates, the 24-hour emergency response call center related to the Business (the “Call Center”). US Seller will allow Buyer to inspect records related to the Call Center in accordance with the terms of Section 6.2(a).

Section 6.18 Connecticut Transfer Act. The parties acknowledge and agree that the Transactions may constitute a “transfer of establishment” as defined by the Connecticut Transfer Act in connection with Stanley Access Technologies LLC, which owns and operates at 65 Scott Swamp Road, Farmington, Connecticut, and may be an “Establishment” as defined by Connecticut General Statutes § 22a-134, et. seq. (the “Connecticut Transfer Act”). The parties acknowledge and agree that certain forms, filings or documents (collectively, “Property Transfer Forms”), may be required to be prepared, executed, and filed with the Connecticut Department of Energy and

Environmental Protection (“CT DEEP”) in connection with the Transactions. With respect to the Transactions, if applicable, all costs, expenses and fees incurred in relation to the preparation and filing of the Property Transfer Forms and any additional actions, forms, filings or documents required by the Connecticut Transfer Act and compliance with the Connecticut Transfer Act shall be borne solely by the US Seller. If necessary, no later than ten days after the Closing Date, (i) the US Seller shall prepare and sign the Property Transfer Forms as the transferor, the Buyer shall sign the Property Transfer Forms as the transferee and the US Seller shall sign the Property Transfer Forms as the certifying party (as such terms are defined by the Connecticut Transfer Act) and (ii) the US Seller shall file the fully executed Property Transfer Forms with the CT DEEP and the US Seller shall pay all required Connecticut Transfer Act filing fees. Notwithstanding the foregoing, if there is a conflict between this Section 6.18 and the terms of Section 6.9 with regard to Transfer Taxes, then Section 6.9 shall control.

Section 6.19 Parties’ Obligations in Respect of Debt Financing.

(a) Prior to the Closing, Sellers shall use their commercially reasonable efforts to provide such cooperation as is customarily provided in connection with arranging and obtaining, and satisfying the conditions (to the extent relating to the Business) to the availability of, the Debt Financing to be provided under the Debt Commitment Letter; provided, that the Sellers shall in no event be required to provide such assistance that shall unreasonably interfere with their business operations or the operations of the Business or the Company and no such assistance shall require the preparation or furnishing of financial statements (including pro forma financial statements) not otherwise expressly required to be provided to Buyer by Sellers under another provision of this Agreement. Such assistance shall be at Buyer’s written request and sole cost and expense. Notwithstanding the foregoing, (A) no obligation of the Sellers or their Affiliates under any certificate, document or instrument (other than customary authorization letters) shall be effective until the Closing and (B) none of the Sellers nor their Affiliates shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing. The Buyer shall indemnify and hold harmless the Sellers and their Affiliates, and each of its and their respective Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any assistance or activities provided in connection therewith. The Buyer shall promptly reimburse the Sellers for all reasonable and documented out-of-pocket third party costs and expenses incurred by the Sellers or their Affiliates in connection with such cooperation (the “Reimbursement Obligations”).

(b) The Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to arrange the Debt Financing, including using reasonable best efforts to:

(i) maintain in effect the Debt Commitment Letter and not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replace, the Debt Commitment Letter, if such amendment, modification, waiver or replacement: (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount necessary to consummate the Transactions or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of the Buyer to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect to the Debt Financing when required pursuant to this Agreement, it being understood and agreed that, notwithstanding anything to the contrary herein, Buyer shall have the right to substitute other debt financing for all or any portion of the Debt Financing, whether with the same and/or alternative financing sources, in each case, subject to the satisfaction of the requirements of clauses (A) and (B) above, and that such substitute debt financing shall constitute the Debt Financing for purposes hereof. At the Sellers’ request, the Buyer shall keep the Sellers reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements, and shall promptly furnish to the Sellers copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement;

(ii) satisfy on a timely basis all conditions to the Debt Financing that are within its control;

(iii) negotiate, execute and deliver debt financing documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), subject to any amendments or modifications thereto or replacements thereof permitted by this Agreement and any changes in terms that would not violate the standards set forth in this Agreement; and

(iv) in the event that the conditions set forth in Sections 8.1 and 8.3 have been satisfied or, upon funding would be satisfied, cause the Debt Financing to be funded in the full amount of the Debt Financing at or prior to the Closing.

(c) Buyer Parent shall (i) consult with and keep the Sellers informed in reasonable detail of the status of its efforts to arrange the Debt Financing and (ii) promptly provide the Sellers with copies of all executed material amendments, modifications or replacements of the Debt Commitment Letter or executed material definitive agreements related to any of the Debt Financing at the reasonable request of the Sellers. The Buyer shall give the Sellers prompt notice of any breach or repudiation, or any threatened breach or repudiation, by any party to the Debt Commitment Letter of which the Buyer becomes aware (a “Financing Failure Event”). Without limiting the Buyer’s other obligations under this Section, if a Financing Failure Event occurs, the Buyer shall (i) promptly notify the Sellers of such event and the reasons therefor and (ii) use its reasonable best efforts to obtain (on terms not less favorable in the aggregate to the Buyer as those set forth in the Debt Commitment Letter) alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the available portion of the Debt Financing, to pay the Purchase Price and consummate the Transactions as promptly as practicable following the occurrence of such event.

(d) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.3(b), as it applies to the Sellers’ and the Company’s obligations under this Section 6.19, shall be deemed satisfied unless the Sellers or the Company have knowingly and willfully breached their obligations under this Section 6.19. Upon any such amendment, replacement, supplement or modification of the Debt Commitment Letter in accordance with this Section, all references herein to “Debt Commitment Letter” shall include and mean such documents as so amended, replaced, supplemented or modified in accordance with this Section and references to “Debt Financing” shall include and mean the financing contemplated by such Debt Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section.

(e) Buyer acknowledges and agrees that its obligations to consummate the Closing and the other Transactions are not conditioned or contingent upon receipt of any Debt Financing.

Section 6.20 Alternative Transactions(a) . Each Seller agrees that between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing, such Seller will not, and will cause its Subsidiaries not to and will direct its Representatives not to, directly, or indirectly through another Person, (a) enter into any negotiations, discussions or agreements with any other Persons, other than Buyer and its Representatives, with respect to a transaction involving or resulting (or that could reasonably be expected to result in) the sale, pledge, transfer, spin-off, divestiture or other disposition of any material portion of the assets of the Company or the Business or any of the Interests or (b) solicit, accept, approve or otherwise knowingly facilitate any proposals or offers from any other Person, other than Buyer and its Representatives, with respect to any such transaction. For the avoidance of doubt, (i) a Seller may respond to unsolicited inquiries regarding any transaction contemplated by and described in this Section 6.20 by stating that such Seller is prohibited from engaging in negotiations, discussions or agreements with any other Persons regarding the Company or the Business and (ii) nothing herein shall prohibit any action regarding a change of control of the US Seller.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.1 Transfer of Business Employees.

(a) Transfer of Business Employees Generally. On or prior to the Closing, Sellers (i) shall transfer to the Company the employment of each Business Employee located in the United States who is actively employed by a Seller or any of its Affiliates (other than the Company) and (ii) shall use commercially reasonable efforts to transfer the employment of each Excluded Seller Employee located in the United States from the Company to a Seller or any of its Affiliates (other than the Company) (each Business Employee employed by the Company as of immediately prior to Closing, including those employees transferred into the Company in accordance with this paragraph, a “Company Employee”) , and, in connection with such transfer, the Sellers or one or more of their Affiliates (other than the Company or the Business) shall assume all employment-related liabilities in respect of all such Excluded Seller Employees; provided, that the Sellers shall not be obligated to offer additional compensation to any Business Employee or Excluded Seller Employee in order to induce such Business Employee or Excluded Seller Employee to consent to be transferred pursuant to this Section 7.1(a). Notwithstanding the foregoing and except where local employment or other Laws provide for the automatic transfer of Business Employees upon a transfer of a portion of the Business, the Sellers shall not transfer the employment of any U.S. Business Employee or Canada Business Employee who is absent from work due to long-term disability leave to the Company, and the Sellers shall retain the employment of any such U.S. Business Employee or Canada Business Employee, and be solely responsible for all compensation, benefits and other obligations with respect to such individual unless and until they are able to return to active employment within six months following the Closing Date.

(b) Automatic Transfer Employees. With respect to Business Employees who are not Company Employees and who are located in a jurisdiction where local employment or other Laws provide for the automatic transfer of Business Employees upon the transfer of a portion of the Business by operation of law (the “Automatic Transfer Employees”), the contracts of employment of the Automatic Transfer Employees (and the rights, powers, duties, liabilities and obligations of Seller or any of its Affiliates to or in respect of such contracts of employment of the Automatic Transfer Employees) will automatically transfer to Buyer or one of its Affiliates upon the Closing, in accordance with applicable Laws.

(c) Offer Employees.

(i) With respect to Business Employees who are not Company Employees nor Automatic Transfer Employees as of the Closing, where local employment or other Laws do not provide for the automatic transfer of Business Employees upon the transfer of a portion of the Business (or in any jurisdiction where local employment or other Laws do provide for the automatic transfer of employees upon the transfer of a portion of the Business but for any reason any relevant Business Employee does not transfer automatically by operation of law) (each such Business Employee, an “Offer Employee”), then Buyer shall, or shall cause one of its Affiliates to (A) at least twenty (20) days prior to the Closing (or any longer period of time required by applicable Law), offer employment in writing to (i) each Offer Employee located in North America and (ii) Offer Employee located outside North America and listed on Schedule 2.2, (B) allow each such Offer Employee seven days (or, if longer than seven days, the period of time required by local Law) to consider such offer and (C) notify Sellers in a reasonable timeframe with respect to whether each such offer has been accepted or rejected; provided, however, with respect to any such Business Employee who is on short-time (or short-term) disability leave as of the Closing Date, if such Business Employee subsequently becomes eligible for long-term disability benefits with respect to the disabling event occurring pre-Closing, then the Seller shall be solely responsible for the long-term disability benefits for such individual Business Employee (including taking any actions as are necessary to provide coverage for such Business Employee under any Seller Benefit Plan providing long-term disability benefits). For the avoidance of doubt, the Sellers or their applicable Affiliate (other than the Company) shall retain the employment of any Offer Employee to whom Buyer or its applicable Affiliate offers employment and who is on long-term disability leave as of the Closing Date, and shall be solely responsible for the provision of compensation and benefits to and all other costs and liabilities incurred of any such employee unless and until they are able to return to active employment with Buyer within the six month (or other legally required) period set forth above.

(ii) Each offer of employment made by the Buyer or one of its Affiliates to an Offer Employee shall initially provide for (A) no less favorable base salary or wage rate as applicable, and (B) employee benefits (but excluding any defined benefit pension, long-term or equity or equity-based compensation, nonqualified deferred compensation, employee stock ownership, or post-termination or retiree health or welfare benefits (the “Excluded Benefits”)), that are substantially comparable in the aggregate to those provided to the Offer Employees immediately prior to the Closing Date (and, for the avoidance of doubt, cash may be provided as needed to satisfy this obligation); and (d) employment in the same or a substantially similar job title, job duties and work location (within a 15-mile radius or such shorter distance required by applicable Law in order to avoid the imposition of severance or other termination obligations, including in respect to common and/or civil law reasonable notice). Such offers (or, where applicable, the continuation of employment) shall comply with applicable Law and the Buyer shall use commercially reasonable efforts to provide terms sufficient to avoid contractual, statutory or common w severance, termination or separation benefits or any other legally mandated payment obligations, other than where such severance, termination or other obligations are automatic. Each written offer of employment shall provide that the Offer Employee’s employment with the Buyer shall be conditional on Closing and each Offer Employee resigning their employment with the Company, Seller, or any of its Affiliates as applicable.

(iii) Each Offer Employee per Section 7.1(c)(i) who arrives at his or her then-applicable place of employment in the Business on the first Business Day immediately following the applicable Closing Date shall be deemed for all purposes of this Agreement to have accepted the Buyer’s or one of its Affiliate’s offer of employment for all purposes of this Agreement; provided, however, with respect to any such Offer Employee who is on a short-time (or short-term) disability leave as of the Closing Date, such employment shall be effective upon such Offer Employee’s return to work and shall be conditional on such Offer Employee being able to return to work within 6 months following the Closing Date (or such later date as required by applicable Law). For the avoidance of doubt, the Sellers or their applicable Affiliate (other than the Company) shall retain the employment of any Offer Employee to whom Buyer or its applicable Affiliate offers employment and who is on long-term disability leave as of the Closing Date, and shall be solely responsible for the provision of compensation and benefits to and all other costs and liabilities incurred of any such employee unless and until they are able to return to active employment with Buyer within the six-month (or other legally required) period set forth below.

(iv) The parties hereto intend that the Transactions, including the transfers of employment, shall not constitute a severance or termination of employment of any Business Employee prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Sellers or any of their Affiliates, and that Transferred Business Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and the Buyer shall (and shall cause its Affiliates to) comply with any requirements under applicable Law to ensure the same.

(d) Definitions.

(i) Each Business Employee, Automatic Transfer Employee Offer Employee and LTD Employee whose employment transfers to, and who continues employment with, the Buyer or its applicable Affiliate pursuant to this Section 7.1 shall be referred to herein as a “Transferred Business Employee”.

(ii) Notwithstanding anything to the contrary in this Section 7.1 and except where local employment or other Laws provide for the automatic transfer of Business Employees upon a transfer of a portion of the Business, the Sellers shall take all actions necessary to (i) transfer or retain the employment of those Business Employees who as of the Closing are on long-term disability leave to a Seller or one of its Affiliates (other than the Company), such that Seller and its Affiliates (other than the Company) shall be solely responsible for the provision of benefits and compensation to and all costs and other liabilities incurred in respect of any such Business Employee, and (ii) ensure that any Business Employee who as of the Closing is or will be on short-term disability or workers’ compensation leave and subsequently becomes eligible for long-term disability benefits with respect to the disabling event occurring pre-Closing without returning to work is permitted to receive such long-term disability benefits under the applicable Seller Benefit Plan. For purposes of this Section 7.1, any Business Employee that is receiving long-term disability benefits as of the Closing Date pursuant to a Seller Benefit Plan that is, within six months following the Closing Date (or such longer period within which the applicable Seller would have been required to re-employ or continue to employ such Business Employee in accordance with applicable Law if the Transactions had not occurred), able to return to work shall be referred to herein as a “LTD Employee”

Section 7.2 Terms and Conditions of Employment. Buyer shall, or shall cause its Affiliates to, provide to each Transferred Business Employee, for at least one year immediately following the Closing Date (or if earlier the termination date of an applicable Transferred Business Employee) (a) base salary or wage rate, as applicable, that are no less favorable than those in effect for each such Transferred Business Employee immediately prior to the Closing Date, (b) short-term incentive compensation opportunities that are no less than those provided to such Transferred Business Employee immediately prior to the Closing Date, (c) employee benefits (other than any Excluded Benefits) under plans, programs and arrangements, that provide benefits to each such Transferred Business Employee that are substantially comparable, in the aggregate, to those in effect for such Transferred Business Employees immediately prior to the Closing Date (and, for the avoidance of doubt, cash may be provided as needed to satisfy this obligation), or (z) some combination thereof, (d) the same or substantially similar job title, job duties and work location (within a 15-mile radius or such shorter distance required by applicable Law in order to avoid the imposition of severance or other termination obligations) as those provided to such Transferred Business Employee immediately prior to the Closing, (e) for each Non-US Transferred Business Employee, other terms and conditions of employment (including seniority and other service credit) and types and amounts of other compensation and benefits that are substantially comparable, in the aggregate, to such Non-US Transferred Business Employees immediately prior to the Closing Date (and, for the avoidance of doubt, cash may be provided as needed to satisfy this obligation), and (f) severance or termination benefits that are no less favorable than those severance or termination benefits applicable to such similarly-situated employees of Buyer and its Affiliates, taking into account such Transferred Business Employee’s additional period of service and increases (but not decreases) in compensation following the Closing. The Buyer and its Affiliates shall, in addition to meeting the applicable requirements of this Section 7.2, comply with any additional obligations or standards arising under applicable Laws, Contracts or Transferred Benefit Plans, in each case, governing the terms and conditions of employment or termination of employment of the Transferred Business Employees.

Section 7.3 Service Credit. As of and after the Closing, the Buyer shall, or shall cause its applicable Affiliate (including the Company) to, give each Transferred Business Employee full credit for purposes of eligibility, vesting and benefit levels and accruals, under (a) any Transferred Benefit Plans (other than any such plans providing for Excluded Benefits) and (b) each other employee benefit plan, policy or arrangement (other than any such plan, policy or arrangement providing only Excluded Benefits) maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by the Buyer or any of its Affiliates (including the Company), for such Transferred Business Employee’s service prior to the Closing with the Sellers and their applicable Affiliates (including the Company) and their respective predecessors, to the same extent and for the same purpose such service is recognized by the applicable Seller and its applicable Affiliates (including the Company) under the analogous Benefit Plan immediately prior to the Closing or, for purposes of any Transferred Benefit Plan, in accordance with the terms of such plan; provided, that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service.

Section 7.4 Health Coverage. The Buyer shall, effective as of the end of the applicable service period under the Transition Services Agreement, cause each Transferred Business Employee (and his or her eligible dependents) to be covered by a group health plan or plans that comply with the provisions of Section 7.2 (the “Buyer Health Plans”). The Buyer shall, or shall cause its applicable Affiliates to, cause the Buyer Health Plans to (a) not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan or Transferred Benefit Plan, and (b) to the extent that such Transferred Business Employee becomes eligible to participate in such Buyer Health Plans for the first time following the Closing, use commercially reasonable efforts to cause the applicable Buyer Health Plans to provide such Transferred Business Employee full credit, for the plan year that includes the Closing, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Seller Benefit Plan or Transferred Benefit Plan that is a group health plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Buyer Health Plans.

Section 7.5 Severance and Other Termination Liabilities. In the event that either a Business Employee does not continue employment with the Buyer or its Affiliate (including the Company) on or after the Closing due to (a) Buyer’s failure to make an offer of employment that is compliant in all material respects to a Business Employee in accordance with Section 7.1(b) or applicable Law or (b) the termination of employment of, or constructive termination by, any Transferred Business Employee by Buyer or its Affiliates on or after the Closing Date, the Buyer shall, and shall cause its Affiliates to, reimburse (as applicable) and otherwise hold harmless the Sellers and their Affiliates for all such severance and other compensation benefits. In the event that (i) a Business Employee does not continue employment with the Buyer or its Affiliate (including the Company) at or after the Closing for any other reason (including, without limitation, such Business Employee’s exercise of his or her right to object to a transfer of employment only to the extent permitted by applicable Laws or such Business Employee’s refusal to provide consent to a transfer in accordance with Section 7.1(a)) or (ii) the Transactions, or any action taken to effectuate the Transactions, result in a Business Employee’s employment being terminated, which, in either case, results in any statutory, common or civil law, contractual or other obligation, contingent or otherwise, of a Seller or its Affiliates to pay any severance, including common and/or civil law reasonable notice, or other compensation or benefits to any Business Employee or any additional liability incurred by a Seller or its Affiliates in connection therewith (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties), the Sellers shall, and shall cause their Affiliates to pay, reimburse or retain, as applicable, and otherwise hold harmless Buyer and its Affiliates for all such severance and other compensation benefits and additional liabilities.

Section 7.6 Accrued Vacation, Sick Leave, Floating Holidays and Personal Time. The Buyer will recognize and honor, or cause to be recognized and honored, all liabilities with respect to accrued but unused vacation, sick leave, floating holidays and personal time for all Transferred Business Employees. For at least one year immediately following the Closing Date, the Buyer shall allow Transferred Business Employees to use the vacation, sick leave, floating holidays and personal time recognized or established in accordance with the first sentence of this Section 7.6 in accordance with the terms of the programs of the applicable Seller and its Affiliates in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation, personal leave, floating holidays and sick time accrued under the applicable plans or policies of the Buyer or its Affiliates on or following the Closing; provided, that such accrual shall not be given to the extent that it would result in a duplication of vacation, personal leave, floating holidays or sick time for the same period of service).

Section 7.7 [Reserved].

Section 7.8 Immigration Compliance. The Buyer and the Sellers shall, and shall cause their applicable Affiliates to, use their reasonable best efforts to take all action necessary to process and support visa, residence permit, green card or similar applications in respect of Business Employees as of the Closing Date.

Section 7.9 WARN Act and Other Notices. The Buyer shall not take any action during the 90 day period following the Closing with respect to the Business Employees that would give rise to a “plant closing” or “mass layoff” or group termination under the Worker Adjustment and Retraining Notification Act and any similar federal, state or local Law of the United States or any other similar applicable Law (the “WARN Act”), whether standing alone or when aggregated with applicable pre-Closing employee layoffs. The Buyer agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) affecting Transferred Business Employees (including as a result of the consummation of the Transactions) and occurring on or in the 90 day period after the Closing Date.

Section 7.10 Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from the Buyer or its Affiliates to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment thereafter, shall be subject to the prior review and approval of Sellers.

Section 7.11 Collective Bargaining Agreements. Notwithstanding any other provision of this Article VII, the terms and conditions of employment of any Transferred Business Employee that is represented by an Employee Representative shall be governed by the terms of the applicable Collective Bargaining Agreement. Subject to applicable Law, after June 1, 2022, the US Seller shall, at the Buyer’s reasonable request, introduce (virtually or telephonically, or if mutually agreed, in person) the Buyer to the Employee Representatives at a time selected by the Buyer and reasonably acceptable to the Sellers and the Employee Representatives and shall reasonably consult and cooperate with the Buyer in advance of such meeting. Following consultation and collaboration with US Seller, Buyer may thereafter have communications with the Employee Representatives outside of the presence of the Sellers so long as the Buyer indicates to the Employee Representatives that it does not represent the Sellers and the Buyer has no authority over the Company or the Business unless and until the Closing occurs. Buyer and Seller mutually agree that no communications to the Employee Representatives during such period shall disparage or otherwise adversely affect the goodwill, reputation or business relationships of the US Seller or its Affiliates or the Buyer or its Affiliates, as applicable.

Section 7.12 Labor Consultations. The parties hereto shall, prior to and after Closing, cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take (or cause to be taken) those actions to be taken by them in order to fulfill any obligations to inform, bargain with and otherwise consult the Employee Representatives of any Business Employees with respect to the Transactions (collectively, “Labor Obligations”).

Section 7.13 Benefit Plans; Other Employee-Related Liabilities. As of the Closing, the Buyer and its Affiliates shall assume, or shall cause the Company to assume or retain, as the case may be, and shall reimburse, indemnify and hold the applicable Seller and its Affiliates harmless against (x) all liabilities and other obligations with respect to the Transferred Benefit Plans, (y) all liabilities in respect of (i) Company Employees (other than any liabilities arising under any Seller Benefit Plans or other benefit plans that are not Transferred Benefit Plans), and (ii) solely to the extent arising after the Closing, Transferred Business Employees (other than any liabilities arising under any Seller Benefit Plans or other benefit plans that are not Transferred Benefit Plans) and solely to the extent arising after the Closing). Except as otherwise expressly provided in this Article VII, the Buyer shall not assume any obligations under, or liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts, or related obligations pertaining to, any Seller Benefit Plan, and except as provided for pursuant to the Transition Services Agreement, the Transferred Business Employees shall cease to accrue further benefits under the Seller Benefit Plans as of and following the Closing, including any Seller Benefit Plan that is a defined benefit pension plan. The Sellers and their Affiliates (excluding, for the avoidance of doubt, the Business and the Company) shall retain the sponsorship of and be solely responsible for any and all liabilities and obligations relating to or at any time arising under or in connection with any Seller Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, contributed to, or required to be contributed to by the Sellers or their Affiliates or otherwise with respect to which the Seller or any of their Affiliates has any current or contingent liability or obligation (other than a Transferred Benefit Plan), including, for the avoidance of doubt, any incurred but not reported claims under such plans or arrangements, any obligations arising under COBRA (including with respect to any “M&A qualified beneficiary” as defined in Treasury Regulation Section 54.4980B-9), and any fiduciary or other indemnification responsibilities relating to the employee stock ownership plan component of any Seller U.S. DC Plan (as defined below). Effective as of the Closing, the Sellers shall have taken all actions necessary to (i) transfer the sponsorship of each of the Transferred Benefit Plans to the Company, Buyer or a designated Affiliate of Buyer (as applicable) and (ii) cause the active participation in any Transferred Benefit Plan by any Person that is not a Transferred Business Employee to cease.

Section 7.14 US Defined Contribution Plans. Effective as soon as practicable following the Closing, the Buyer shall make available one or more defined contribution plans (collectively, the “Buyer U.S. DC Plans”) for the benefit of the U.S. Transferred Business Employees who participated, as of immediately prior to the Closing, in one or more defined contribution plans maintained by the Sellers or their Affiliates (other than the Company) that are intended to be qualified under Section 401(a) of the Code (collectively, the “Seller U.S. DC Plans”). The applicable Buyer U.S. DC Plans shall be tax-qualified in the same manner as the corresponding Seller U.S. DC Plans. Each Buyer U.S. DC Plan will provide for the receipt in cash from the U.S. Transferred Business Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) from the Seller U.S. DC Plans, provided, however, that, with respect to U.S. Transferred Business Employees that elect to rollover their account balances into the Buyer U.S. DC Plans, the Buyer U.S. DC Plan will accept in-kind rollovers of notes corresponding to loans. Prior to the Closing, the Sellers shall have taken all actions necessary to (i) cause all U.S. Transferred Business Employees to be fully vested in their account balances under any Seller U.S. DC Plans and any Title IV Plan and (ii) make to any applicable Seller U.S. DC Plans all employer contributions that would have been made on behalf of such employees had the Transactions not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

Section 7.15 Cash Incentives and Other Assumed Liabilities. The Buyer shall, or shall cause one of its Affiliates to, assume unpaid liabilities to Transferred Business Employees (including, without limitation, the employer portion of any Taxes payable with respect thereto) related to cash payments under any sales commission, annual bonus or other cash incentive programs or arrangements (including, without limitation, any retention bonus), in each case in respect of any period that includes the Closing (the “Closing Year Cash Incentives”); provided that such amounts have been accrued on the Financial Statements or otherwise reflected in Indebtedness. The Buyer shall, or shall cause one of its Affiliates to, make cash payments to eligible Transferred Business Employees who remain employed with the Buyer or one of its Affiliates through the end of the applicable period of the applicable Closing Year Cash Incentives. The Closing Year Cash Incentives shall be paid to the Transferred Business Employees as soon as practicable after the end of the applicable period that includes the Closing.

Section 7.16 Equity and Long Term Incentive Arrangements. The Sellers and their Affiliates (excluding, for the avoidance of doubt, the Business and the Company) shall retain all unpaid liabilities to Business Employees (including, without limitation, the employer portion of any Taxes payable with respect thereto) related to the settlement or payment in respect of any outstanding equity or equity-based awards or long-term incentive arrangements, and all such arrangements shall constitute Seller Benefit Plans.

Section 7.17 Deferred Compensation Plans. The Sellers and their Affiliates (excluding, for the avoidance of doubt, the Business and the Company) shall retain liabilities attributable to the Business Employees under the Seller Deferred Compensation Plan (including, without limitation, the employer portion of any Taxes payable with respect thereto) in accordance with the terms of the Seller Deferred Compensation Plan.

Section 7.18 Flexible Spending Accounts. The Buyer and its Affiliates shall have in effect as of the Closing flexible spending reimbursement accounts for medical and dependent care expenses under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer Cafeteria Plan”) that provide benefits to U.S. Transferred Business Employees that participate in the cafeteria plan of Seller immediately prior to the Closing (the “Seller Cafeteria Plan”). The Buyer agrees to cause the Buyer Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts of the U.S. Transferred Business Employees from the Seller Cafeteria Plan and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each U.S. Transferred Business Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing. The Buyer shall credit or debit, as applicable, effective as of the Closing Date, the applicable account of each U.S. Transferred Business Employee under the Buyer Cafeteria Plan with an amount equal to the balance of such Transferred Business Employee’s account under the Seller Cafeteria Plan as of immediately prior to the Closing Date. As soon as practicable following the Closing Date, the Sellers and their Affiliates shall cause to be transferred from the Seller Cafeteria Plan to the Buyer Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs by US. Transferred Business Employees over the aggregate reimbursement payouts made prior to the Closing for such year from such accounts to the U.S. Transferred Business Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs made to Transferred Business Employees exceed the aggregate accumulated contributions to such accounts prior to the Closing for such year by the Transferred Business Employees, the Buyer shall cause such excess to be transferred to Seller as soon as practicable following the Closing Date. From and after the Closing, the Buyer and its Affiliates shall assume and be solely responsible for all claims by U.S. Transferred Business Employees under the Seller Cafeteria Plan whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing.

Section 7.19 No Employee Rights. Without limiting the generality of Section 10.8, nothing in this Article VII, express or implied, shall (a) confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment (or any term or condition of employment) for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement, (b) be construed to prevent the Buyer from terminating or modifying to any extent or in any respect any Transferred Benefit Plan or any other benefit plan, program or policy in accordance with its terms, or (c) constitute the establishment of, or an amendment to, any Benefit Plan (including any Transferred Benefit Plan) or any other benefit plan, program or policy sponsored, maintained or contributed to by any Seller, the Company, the Buyer or any of their Affiliates.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of the Buyer, the Sellers and the Company to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated.

Section 8.2 Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in its sole discretion:

(a) The representations and warranties of the Buyer contained in Article V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.

(b) The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) The US Seller and the Canadian Seller shall have received from the Buyer a certificate to the effect set forth in Sections 8.2(a) and 8.2(b), signed by a duly authorized officer thereof.

(d) The Sellers shall have received an executed counterpart of each of the Ancillary Agreements to which the Buyer or an Affiliate of the Buyer is a party, signed by each party other than the Sellers.

Section 8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, and (ii) all other representations and warranties of the Sellers and the Company contained in Article III and Article IV shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Sellers and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement (subject to Section 6.19(d)) to be performed or complied with by them prior to or at the Closing.

(c) Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect; provided, that if the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties in this Article VIII (other than such conditions that may, by their nature, only be satisfied at the Closing or on the Closing Date) would be during a Quarter End Blackout Period or prior to the Inside Date, this Section 8.3(c) shall be deemed satisfied from the date of the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties in this Article VIII (other than such conditions that may, by their nature, only be satisfied at the Closing or on the Closing Date) until such time as the Closing actually occurs pursuant to Section 2.7.

(d) The Buyer shall have received from the US Seller a certificate to the effect set forth in Sections 8.3(a), 8.3(b) and 8.3(c), signed by a duly authorized officer thereof.

(e) The Buyer shall have received from the Sellers a validly executed IRS Form W-9.

(f) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements to which the Sellers, the Company or their respective Affiliates are a party, signed by each party other than the Buyer or any of the Buyer’s Affiliates.

(g) The Buyer shall have received from the US Seller the properly completed and executed IRS form 8832 described in Section 6.9(q).

(h) The fulfillment or satisfaction of the matters set forth on Schedule 8.3(h).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Sellers;

(b) (i) by the US Seller, if the US Seller and the Canadian Seller are not, individually or as a group, in material breach of their obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 30 days following delivery of written notice by the US Seller to the Buyer of such breach or failure to perform and

(C) has not been waived by the US Seller (provided, that the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the US Seller) or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the US Seller, the Canadian Seller or the Company breaches or fails to perform, or such Person has caused the Non-US Sellers, as a group, to breach or fail to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 30 days following delivery of written notice by Buyer to the US Seller of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) by either the US Seller or the Buyer if the Closing shall not have occurred by December 31, 2022; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date (in each case, other than the failure of the Sellers or the Company to comply with Section 6.19 (other than in the case of a knowing and willful breach of such provisions); or

(d) by either the US Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.5.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 4.20 and 5.6 relating to broker’s fees and finder’s fees, Section 6.4 relating to confidentiality, Section 6.6 relating to public announcements, Section 6.19(a) relating to the Reimbursement Obligations, Section 10.2 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to jurisdiction and specific performance and this Section 9.2 and (b) that nothing in this Section 9.2 shall relieve any party from liability for any material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Covenants. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing, except in the instance of Fraud, the Fundamental Representations (which will survive for six months following the Closing) and the representations in Section 5.9. None of the covenants and agreements of the Sellers and the Buyer contained in this Agreement shall survive the Closing, except for (i) those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect in accordance with their terms (ii) Article II, which shall survive the Closing and (iii) those covenants and agreements set forth in Section 6.4 and Section 6.20 that by their terms contemplate performance in whole or in part prior to the Closing, which shall survive for six months following the Closing. Notwithstanding anything contained herein to the contrary, to the extent that a party has delivered written notice to another party with respect to a breach of a representation, warranty or covenant prior to the date on which such party’s right to bring a claim with respect to such representation, warranty or covenant would expire in accordance with the terms of this Section 10.1, then any such claim, and the related representation, warranty or covenant on which such claim is based, shall survive (solely for the purposes of such claim) until such claim is fully resolved or finally judicially determined in accordance with the provisions of this Agreement. The Sellers’ aggregate liability under this Agreement shall not exceed the Purchase Price.

Section 10.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.4 Waiver; Extension. At any time prior to the Closing, the Sellers, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.5 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(i)	if to a Seller or prior to the Closing, the Company, to:

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, CT 06053

Attention: Janet M. Link

Title: General Counsel and Secretary

Email: ***

with a copy (which shall not constitute notice)

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Lori Zyskowski

                 Andrew Kaplan

Email: lzyskowski@gibsondunn.com

            akaplan@gibsondunn.com

(ii)	if to the Buyer of after the Closing, the Company, to:

Allegion US Holding Company Inc.

c/o

Allegion plc

11819 N. Pennsylvania Street

Carmel, IN 46032

Attention: Jeffrey Braun

Email: ***

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

4550 Travis Street

Dallas, TX 75205

Attention: Michael Considine, P.C.; Courtney Roane

Email: michael.considine@kirkland.com;

courtney.roane@kirkland.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Reference to any legislation or law or to any provision thereof shall include references to any such legislation or law as it may, after the date of this Agreement, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision. Time is of the essence in the performance of the parties’ respective obligations under this Agreement; and if any time period specified herein is extended, such extended time shall also be of the essence.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 10.8 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.8, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Jurisdiction; Specific Performance.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Letters or in this Agreement, the information and disclosures contained in any Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other Disclosure Letter as though fully set forth in such Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.12 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of any Seller (other than another Seller in its capacity as a party hereto) or the Buyer or any officer, director, employee, Representative or investor of any party.

Section 10.13 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Buyer may assign any of its rights and delegate any of its obligations under this Agreement in whole or in part to any controlled Affiliates of Buyer Parent upon prior written notice to the US Seller; provided that no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything herein to the contrary, (a) no assignment or delegation otherwise permitted under this Section 10.13 shall be permitted, and (b) neither Buyer Parent nor Buyer shall change its residence for Tax purposes, in the case of each of clauses (a) and (b), to the extent that such assignment, delegation, or change would result in the withholding or deduction of, or any requirement to withhold or deduct, any amount of Tax from amounts otherwise payable hereunder in excess of the amounts that otherwise would have been deducted or withheld had such assignment, delegation, or change not occurred; provided that nothing in this Section 10.13 shall prohibit Buyer from assigning or delegating any of its rights or obligations with respect to the Canadian Seller’s interests in the Purchased Assets under this Agreement to an entity organized under the laws of Canada.

Section 10.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. Any amounts recorded in a currency other than United States dollars shall be converted into United States dollars, including with respect to the calculation of the amount of Cash, Net Working Capital, Indebtedness and Transaction Expenses, based on the exchange rate as reported by Bloomberg, L.P. as of the close of business in New York on the applicable date.

Section 10.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.19 Legal Representation.

(a) The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Sellers in connection with this Agreement and the Transactions (the “Acquisition Engagement”), and in connection with this Agreement and the Transactions, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b) Only the Sellers, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Sellers, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Sellers and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Sellers and their respective Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Sellers and its Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Sellers and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Sellers (such consent not to be unreasonably withheld).

(c) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Sellers, the Company and their respective Affiliates for several years and that the Sellers reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Sellers and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Sellers or any of their respective Affiliates, on the other hand, are adverse, including any matter relating to the Transactions, and whether or not such matter is one in which Gibson Dunn may have previously advised the Sellers, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Sellers or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Sellers, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the Transactions.

(e) From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Sellers and/or any of its Affiliates or (ii) the Sellers and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Sellers.

(f) The Sellers, the Company and the Buyer consent to the arrangements in this Section 10.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 10.20 No Presumption Against Drafting Party. Each of the Buyer and the Sellers acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.21 Concerning Financing Related Parties. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, each of the parties hereto hereby:

(a) agrees that any Action, whether in law or in equity, whether in contract, in tort or otherwise, involving any Financing Related Party in any way arising out of or relating to this Agreement, any Ancillary Agreement, any Financing Documents, the Financing or any of the Transactions or the performance of any services thereunder (any such Action, a “Financing Related Action”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Action, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Action, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) any Financing Related Action in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Action is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;

(b) agrees that any Financing Related Action shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;

(c) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Action in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(d) expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Action;

(e) agrees that none of the Financing Related Parties will have any obligation or liability, on any theory of liability, to any of the Sellers or their respective Affiliates, and none of the Sellers or any of their respective Affiliates shall have any rights or claims against any of the Financing Related Parties, in each case, in any way arising out of or relating to this Agreement, any Ancillary Agreement, any Financing Document, the Financing or any of the other Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise;

(f) agrees that, notwithstanding anything to the contrary in Section 10.8 or elsewhere in this Agreement or any Ancillary Agreement, the Financing Related Parties are express third party beneficiaries of, and may enforce, this Section 10.21; and

(g) agrees that the provisions in this Section 10.21 and the definitions of “Financing”, “Financing Document” and “Financing Related Parties” (and any other definition set forth in, or any other provision of, this Agreement or any Ancillary Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 10.21 or the definition of “Financing”, “Financing Document” or “Financing Related Parties”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Related Parties without the prior written consent of the Financing Related Parties (and any such amendment, waiver or other modification without such prior written consent shall be null and void).

(h) The provisions of this Section 10.21 shall survive, and shall continue in full force and effect after, the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STANLEY BLACK & DECKER, INC.

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: VP, Business Development

STANLEY BLACK & DECKER CANADA CORPORATION

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: VP, Business Development

[Signature Page to Transaction Agreement]

STANLEY BLACK & DECKER MEA FZE

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: VP, Business Development

BLACK & DECKER ASIA PACIFIC PTE. LTD.

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: VP, Business Development

STANLEY BLACK & DECKER INDIA PRIVATE LIMITED

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: VP, Business Development

STANLEY BLACK & DECKER SECURITY SOLUTIONS, S. A. DE C.V.

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: VP, Business Development

[Signature Page to Transaction Agreement]

STANLEY ACCESS TECHNOLOGIES LLC

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: VP, Business Development

[Signature Page to Transaction Agreement]

ALLEGION US HOLDING COMPANY INC.

By:	/s/ Michael J. Wagnes
	Name:	Michael J. Wagnes
	Title:	Senior Vice President and
Chief Financial Officer

[Signature Page to Transaction Agreement]